As filed with the Securities and Exchange Commission on November 23, 2021
Registration No. 333-260833

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	6100 North Western Avenue Oklahoma City, Oklahoma 73118	73-1395733
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Domenic J. Dell’Osso, Jr.
President, Chief Executive Officer and Chief Financial Officer
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William N. Finnegan IV
Kevin M. Richardson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated November 23, 2021
PROSPECTUS
CHESAPEAKE ENERGY CORPORATION
13,017,653 Shares of Common Stock Offered by the Selling Shareholders
This prospectus relates to the offer and sale from time to time of our common stock, $0.01 par value per share (“common stock”), by the selling shareholders named herein, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering. The selling shareholders may offer and sell up to 13,017,653 shares of common stock in the aggregate.
We are registering the offer and sale of shares of the common stock owned by the selling shareholders to satisfy registration rights we have granted to the selling shareholders pursuant to a registration rights agreement dated as of August 10, 2021 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the shares of common stock.
We will not receive any proceeds from the sale of common stock by the selling shareholders. The common stock to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or alternatively through underwriters, broker dealers or agents. The selling shareholders will determine at what price they may sell the common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling shareholders, see the section entitled “Plan of Distribution.”
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest in our common stock. You also should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.
Our common stock is quoted on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “CHK.” On November 22, 2021, the last reported sale price of our common stock on Nasdaq was $61.22 per share.
Our principal executive office is located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.
We are a “smaller reporting company” as defined under the federal securities laws, and as such have elected to comply with certain reduced public company disclosure requirements.
Investing in our common stock involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained on page 6 herein and in the applicable prospectus supplement and under similar headings in the other documents incorporated by reference into this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is           , 2021

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.
We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.
This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

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EXPLANATORY NOTE
On June 28, 2020 (the “Petition Date”), Chesapeake and certain of its subsidiaries (the “Debtors”) filed petitions for voluntary relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Chesapeake’s Chapter 11 cases were jointly administered under the caption In re Chesapeake Energy Corporation, et al., No. 20-33233 (DRJ) (the “Chapter 11 Cases”). On January 12, 2021, the Debtors filed the Fifth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates (as amended, modified or supplemented from time to time, the “Plan”).
On January 16, 2021, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. The Plan, as confirmed, is attached to the Confirmation Order as Exhibit A. The Confirmation Order was previously filed as Exhibit 2.1 to Chesapeake’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 19, 2021 and is hereby incorporated by reference into this prospectus.
On February 9, 2021 (the “Emergence Date”), the Plan became effective in accordance with its terms and the Debtors emerged from Chapter 11. For more information on the events that occurred and the shares of common stock issued in connection with our emergence from bankruptcy, see our Current Report on Form 8-K that was filed with the SEC on February 9, 2021.
Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of Chesapeake for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of fresh start accounting. Accordingly, such financial information may not be representative of our performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to Chesapeake following the Emergence Date.

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf registration statement” on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the common stock the selling shareholders may offer. Each time any selling shareholder offers common stock in an underwritten offering, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplement will contain specific information about the nature of the Company, the persons offering common stock and the terms of the common stock being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
We have provided you only with the information contained in this prospectus, including information incorporated by reference in this prospectus and the accompanying prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different or additional information. Neither we nor the selling shareholders take any responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the selling shareholders are making an offer to sell securities in any jurisdiction where the offer or sale of securities is not permitted. You should not assume that the information included in this prospectus, any applicable prospectus supplement, or the documents incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus, before making an investment decision.
When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to Chesapeake Energy Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a Registration Statement on Form S-3 to register the offer and sale of the common stock covered hereby. This prospectus, which forms part of the Registration Statement, does not contain all of the information included in that Registration Statement. For further information about us and the common stock covered by this prospectus, you should refer to the Registration Statement and its exhibits. Certain information is also incorporated by reference in this prospectus as described under “Incorporation of Certain Documents by Reference.”
We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. We also furnish our shareholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.chk.com. You may access our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports, in each case filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.
We have not authorized anyone to provide you with any information other than that contained in this prospectus or in a document to which we expressly have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our shares of common stock. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus and information previously filed with the SEC. We are incorporating by reference the documents listed below; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules unless specifically referenced below.
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our Annual Report on Form 10-K for the year ended December 31, 2020, and the amendment on Form 10-K/A thereto;

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the description of our common stock contained in our Form 8-A filed on February 9, 2021, including any amendment to that Form 8-A that we may file in the future for the purpose of updating the description of our common stock;

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our Current Reports on Form 8-K filed on January 19, 2021, February 2, 2021 (with respect to items 8.01 and 9.01), February 9, 2021, February 12, 2021, April 27, 2021, May 17, 2021, June 11, 2021, June 14, 2021, August 11, 2021 (with respect to item 8.01), August 11, 2021 (with respect to items 1.01 and 9.01), October 12, 2021 and November 2, 2021;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

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the historical audited balance sheets of Vine Energy Inc. as of December 31, 2020 and December 31, 2019, the historical audited financial statements of Vine Oil & Gas LP as of and for the years ended December 31, 2020 and 2019 and the historical audited combined financial statements of Brix Oil and Gas Holdings LP and Harvest Royalty Holdings LP as of and for the years ended December 31, 2020 and 2019 included in Annex E to our Registration Statement on Form S-4 initially filed on September 1, 2021 and declared effective on October 1, 2021 (the “Form S-4 Registration Statement”);

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The historical unaudited condensed consolidated financial statements of Vine as of and for the six months ended June 30, 2021 included in Annex F to the Form S-4 Registration Statement; and

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Estimates of Vine Oil & Gas LP’s, Brix Oil & Gas Holdings LP’s and Harvest Royalties Holdings LP’s natural gas reserves, related future net cash flows and the present values thereof related to its properties as of December 31, 2020 and 2019 included in Annex E to the Form S-4 Registration Statement.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date of the initial registration and prior to the effectiveness of the Registration Statement (excluding, in each case, any information deemed furnished rather than filed), shall be deemed to be incorporated by reference in this prospectus until the termination of each offering under this prospectus.
Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

OUR COMPANY
General
We are an independent exploration and production company engaged in the acquisition, exploration and development of properties to produce oil, natural gas and natural gas liquids from underground reservoirs. We own a large and geographically diverse portfolio of onshore U.S. unconventional natural gas and liquids assets, including interests in approximately 7,500 oil and natural gas wells. Our natural gas resource plays are the Marcellus Shale in the northern Appalachian Basin in Pennsylvania and the Haynesville/Bossier Shales in northwestern Louisiana. Our liquids-rich resource plays are the Eagle Ford Shale in South Texas and the Brazos Valley and the stacked play in the Powder River Basin in Wyoming.
Recent Developments
On November 1, 2021, we completed our previously announced acquisition (the “Vine Acquisition”) of Vine Energy Inc., a Delaware corporation (“Vine”). For additional information regarding the Vine Acquisition, please refer to the Form S-4 Registration Statement.
Corporate Information
Our principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000. We maintain a website at www.chk.com. Information contained on, or accessible through, our website is not incorporated by reference in this prospectus.

RISK FACTORS
Investing in our common stock described herein involves risk. We urge you to carefully consider the risk factors described in our most recent Annual Report on Form 10-K and any updates in our Quarterly Reports on Form 10-Q, together with any other SEC filings that are incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our common stock, as well as the information relating to us identified herein in “Cautionary Statement Concerning Forward-Looking Statements,” before making an investment decision. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, that may prove to be significant. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.
We emerged from bankruptcy under title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) on February 9, 2021. Upon our emergence from bankruptcy, we applied fresh start accounting. Accordingly, our future financial condition and results of operations may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our common stock.

FORWARD-LOOKING STATEMENTS
The information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement contain statements that are not historical fact and that may be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Such statements may address, among other things, our future results of operations or financial condition, business strategy and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions.
You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus, and any accompanying prospectus supplement, primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and any accompanying prospectus supplement. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Please refer to the “Risk Factors” section in this prospectus, any accompanying prospectus supplement, and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus and any accompanying prospectus supplement. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus and any accompanying prospectus supplement to reflect events or circumstances after the date of this prospectus and any accompanying prospectus supplement or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K, which are incorporated by reference in this prospectus, and, to the extent applicable, our Quarterly Reports on Form 10-Q and any accompanying prospectus supplement.

USE OF PROCEEDS
We will not receive any proceeds from the sales of common stock sold by the selling shareholders.

SELLING SHAREHOLDERS
This prospectus covers the offering for resale of up to an aggregate of 13,017,653 shares of common stock that may be offered and sold from time to time under this prospectus by the selling shareholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of common stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.
The selling shareholders acquired the shares of common stock offered hereby as consideration in connection with and upon the closing of the Vine Acquisition. On August 10, 2021, we entered into the Registration Rights Agreement with the selling shareholders, pursuant to which we are obligated to prepare and file a registration statement to permit the resale of certain shares of common stock held by the selling shareholders from time to time as permitted by Rule 415 promulgated under the Securities Act.
We have prepared the table below and the related notes based on information supplied to us by the selling shareholders and such information is as of November 1, 2021 (except as otherwise noted). We have not sought to verify such information. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by them. Because the selling shareholders identified in the table may sell some or all of the shares of common stock owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of the shares of common stock available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling shareholders provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the shares of common stock beneficially owned by them that are covered by this prospectus. The selling shareholders are not obligated to sell any of the shares of common stock offered by this prospectus. The percent of beneficial ownership for the selling security holders is based on 117,105,845 shares of common stock outstanding as of November 1, 2021.
	Shares of common stock Beneficially Owned Prior to the Offering(2)		Shares of common stock Offered Hereby	Shares of common stock Beneficially Owned After Completion of the Offering(3)
Selling shareholders:	Number	Percentage		Number	Percentage
BX Vine (PUB) Aggregator L.P.(1)	4,219,405	3.60%	4,219,405	—	—
BX Vine Oil & Gas Aggregator L.P.(1)	8,798,248	7.51%	8,798,248	—	—

(1)
4,219,405 shares of common stock are held directly by BX Vine (PUB) Aggregator L.P. and 8,798,248 shares of common stock are held directly by BX Vine Oil & Gas Aggregator L.P. BCP VI/BEP II/BEP Holdings Manager L.L.C. is the general partner of BX Vine (PUB) Aggregator L.P. and BX Vine Oil & Gas Aggregator L.P. The controlling interests of BCP VI/BEP II/BEP Holdings Manager L.L.C. are held by its managing members Blackstone Energy Management Associates II L.L.C., Blackstone Energy Management Associates L.L.C. and Blackstone Management Associates VI L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. Blackstone EMA L.L.C. is the sole member of Blackstone Energy Management Associates L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of each of Blackstone EMA II L.L.C., Blackstone EMA L.L.C. and BMA VI L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the above may be deemed to beneficially own the shares of common stock beneficially owned by BX Vine (PUB) Aggregator L.P. or BX Vine Oil & Gas Aggregator L.P. or indirectly controlled by them. Each of the above person disclaims beneficial ownership of such securities in excess of it or his pecuniary interest therein. The address of each of the above persons is c/o The Blackstone Group Inc., 345 Park Avenue, New York, NY 10154.
(2)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest.

(3)
Assumes the selling shareholders sell all of the shares of common stock beneficially owned and do not acquire beneficial ownership of any additional shares of our common stock.

PLAN OF DISTRIBUTION
As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. Distributions of the common stock by the selling shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold by the selling shareholders include:
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sales on the Nasdaq Stock Market LLC or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

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privately negotiated transactions;

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through one or more underwritten offerings on a firm commitment or best efforts basis;

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to or through underwriters, brokers, dealers or agents;

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exchange distributions and/or secondary distributions;

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sales in the over-the-counter market;

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“at the market” or through market makers or into an existing market for the securities;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

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block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

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settlement of short sales entered into after the date of this prospectus (including short sales “against the box”);

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through the writing or settlement of options or other hedging transactions, whether or not the options are listed on an options exchange;

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through the distributions of the shares by any selling shareholder to its general or limited partners, members, managers, affiliates, employees, directors or shareholders;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

The selling shareholders may elect to make an in-kind distribution of their shares of common stock to their respective members, partners or shareholders. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of our common stock pursuant to the distribution through this registration statement.
The selling shareholders may also sell shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, in each case if available, rather than under this prospectus.
The selling shareholders also may transfer their shares of common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
Such transactions may be effected by the selling shareholders at fixed prices, market prices prevailing at the time of sale, at varying prices determined at the time or sale or at negotiated prices. The selling shareholders may effect such transactions by selling shares of common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common stock for sale under the Securities Act and to indemnify the selling shareholders and each person who participates as an underwriter in the offering of the common stock against certain civil liabilities, including certain liabilities under the Securities Act.
Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders (and/or, if any broker-dealer acts as agent for the purchaser of the securities, from the purchaser) in amounts to be negotiated.
In connection with sales of common stock under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders also may sell shares of common stock short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling shareholders may act independently of us in making decisions with respect to the price, timing, manner and size of each sale of securities. Offers to purchase securities may be solicited directly by the selling shareholders and the sale thereof may be made by the selling shareholders directly to institutional investors or others. In such a case, no underwriters or agents would be involved. The selling shareholders may use electronic media, including the Internet, to sell offered securities directly. The selling v may offer the securities covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. The selling shareholders may sell the securities through agents from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment. If the selling shareholders utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, the selling shareholders may sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of resale.
The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
If the selling shareholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. We have not, and to our knowledge, the selling shareholders have not, entered into any agreement or understanding, directly or indirectly, with any person to distribute the securities offered hereby.
We are required to pay all fees and expenses incident to the registration of our securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees). We have also agreed to keep the registration statement of which this prospectus forms a part or, if not available, another registration statement, effective until all of the registrable securities have ceased to be registrable securities or the termination of the Registration Rights Agreement has occurred.
There can be no assurances that the selling shareholders will sell, nor are the selling shareholders required to sell, any or all of the shares of common stock offered under this prospectus.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of identified selling shareholders may not be able to use this prospectus for resales until they are named in the selling v table by prospectus supplement or post-effective amendment. See “Selling Shareholders.”

DESCRIPTION OF COMMON STOCK
Authorized Capitalization
The Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company provides that the Company is authorized to issue 495 million shares of capital stock, divided into two classes consisting of (a) 450 million shares of common stock, par value $0.01 per share, and (b) 45 million shares of preferred stock, par value $0.01 per share.
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election or removal of directors.
The Second Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the Board of Directors of the Company (the “Board”) shall not be less than three (3) nor more than ten (10), and shall be determined by resolution adopted by a vote of a majority of the entire Board then in office, or at an annual or special meeting of shareholders by the affirmative vote of at least a majority of the then outstanding shares of the Company’s capital stock entitled to vote thereon. No reduction in number shall have the effect of removing any director prior to the expiration of his term. No person may stand for election to, or be elected to, the Board or be appointed by the directors to fill a vacancy on the Board who shall have made, or be making, improper or unlawful use of the Company’s confidential information. All elections of directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. However, if authorized by the board of directors in its sole discretion, the ballot may be submitted by electronic transmission, provided that any such electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the shareholder or proxyholder. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
Dividends
The Board may from time to time declare, and the Company may pay, dividends (payable in cash, property or shares of the Company’s capital stock) on the Company’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation and may be paid in cash, in property or in shares of the capital stock, or in any combination thereof.
Liquidation
Except as otherwise required by the Bylaws or Certificate of Incorporation, the common stock will have all rights and privileges typically associated with such securities as set forth in the Oklahoma General Corporation Act (the “OGCA”) in relation to rights upon liquidation.
Anti-Takeover Provisions
Some provisions of Oklahoma law, the Certificate of Incorporation and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of the Company by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.
Number and Election of Directors
The Bylaws provide that the Board shall be comprised of no less than three and no more than 10 directors, with the number of directors to be fixed from time to time by resolution adopted by the Board.

Calling of Special Meeting of Shareholders
The Bylaws provide that special meetings of shareholders may be called only by (i) the chairman of the Board, (ii) the chief executive officer or the president of the Company, (iii) the Board acting pursuant to a resolution adopted by a majority of the directors of the Board then in office or (iv) the secretary of the Company upon the delivery of a written request to the Company by the holders of at least 35% of the voting power of the Company’s then outstanding capital stock in the manner provided in the Bylaws.
Amendments to the Certificate of Incorporation and Bylaws
The Certificate of Incorporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the shares of the Company’s then outstanding capital stock entitled to vote thereon, except that the affirmative vote of the holders of at least sixty percent (60%) of the voting power of the Company’s then outstanding capital stock entitled to vote is required to amend, repeal, or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX, X or XI of the Certificate of Incorporation.
The Bylaws may be adopted, repealed, altered, amended or rescinded by either the Board or the affirmative vote of the holders of at least a majority of the shares of the Company’s then outstanding capital stock of the Company entitled to vote thereon (a “Shareholder Adopted Bylaw”), except that Section 5.8, Section 5.9 and Article VII of the Bylaws of may not be amended by the Board or by a Shareholder Adopted Bylaw without the approval of sixty percent (60%) of the voting power of the then outstanding shares of the Company’s capital stock entitled to vote at an election of directors. In addition, any Shareholder Adopted Bylaw that is approved by sixty percent (60%) or more of the voting power of the Company’s then outstanding capital stock entitled to vote at an election of directors (a “Supermajority Bylaw”) may only be amended, altered or repealed by the affirmative vote of holders of at least sixty percent (60%) of the voting power of the Company’s then outstanding capital stock entitled to vote at an election of directors, and the Board may not adopt any new Bylaw, or amend, alter or repeal any existing Bylaw, if such adoption, amendment, alteration or repeal would be directly contrary to a Supermajority Bylaw.
Other Limitations on Shareholder Actions
Advance notice is required for shareholders to nominate directors or to submit proposals for consideration at meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders. The Bylaws specify in detail the requirements as to form and content of all shareholder notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting. The Bylaws also describe certain criteria for when shareholder-requested meetings need not be held.
Directors may be removed from office at any time by the affirmative vote of holders of at least a majority of the outstanding shares of common stock entitled generally to vote in the election of directors.
Newly Created Directorships and Vacancies on the Board
Under the Bylaws, any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board for any reason may be filled by a majority vote of the directors then in office, even if less than a quorum, and the directors so chosen shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
Authorized but Unissued Shares
The Company’s authorized but unissued shares of common stock are available for future issuance. The Company may use these additional shares of common stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum
The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the state courts within the State of Oklahoma (or, if no such state court has jurisdiction, the United States District Court for the Western District of Oklahoma) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former directors, officers, other employees or shareholders to the Company or to the shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Oklahoma General Corporation Act, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), or (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine.
The foregoing descriptions of the Certificate of Incorporation and Bylaws do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation and Bylaws, copies of which are attached hereto as Exhibits 3.1 and 3.2 and incorporated herein by reference.
Transfer Agent and Registrar
Equiniti Trust Company is the transfer agent and registrar for our common stock.

LEGAL MATTERS
Certain legal matters in connection with the common stock offered hereby will be passed upon for us by Derrick & Briggs, LLP, Oklahoma City, Oklahoma.
EXPERTS
The financial statements incorporated in this prospectus by reference to Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy on February 9, 2021 as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by LaRoche Petroleum Consultants, Ltd. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained in its reports.
The balance sheets of Vine Energy Inc. as of December 31, 2020 and 2019 incorporated in this prospectus by reference to the Form S-4 Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such balance sheets are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Vine Oil and Gas LP as of and for the years ended December 31, 2020 and 2019 incorporated in this prospectus by reference to the Form S-4 Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The combined financial statements of Brix Oil & Gas LP and Harvest Royalties Holdings LP as of December 31, 2020 and 2019, and for the years then ended, incorporated in this prospectus by reference to the Form S-4 Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report. Such combined financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Estimates of Vine Oil & Gas LP’s, Brix Oil & Gas Holdings LP’s and Harvest Royalties Holdings LP’s natural gas reserves, related future net cash flows and the present values thereof related to its properties as of December 31, 2020 and 2019, which are incorporated in this prospectus by reference to the Form S-4 Registration Statement, were based upon reserve reports prepared by independent petroleum engineer W.D. Von Gonten & Co. We have included these estimates in reliance on the authority of such firm as experts in such matters.

HISTORICAL UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS OF VINE ENERGY INC. AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
VINE ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data — Unaudited)
	For the Nine Months Ended September 30,
Revenue:	2021	2020
Natural gas sales	$689,641	$277,472
Realized (loss) gain on commodity derivatives	(143,120)	121,425
Unrealized loss on commodity derivatives	(694,947)	(227,382)
Total revenue	(148,426)	171,515
Operating Expenses:
Lease operating	48,798	35,612
Gathering and treating	77,093	56,623
Production and ad valorem taxes	16,191	12,004
General and administrative	17,243	5,633
Monitoring fee	2,077	5,596
Stock-based compensation for Existing Management Owners	13,665	—
Depletion, depreciation and accretion	337,335	255,564
Exploration	1,462	166
Strategic	—	2,115
Severance	—	326
Write-off of deferred offering costs	—	5,787
Total operating expenses	513,864	379,426
Operating Income	(662,290)	(207,911)
Interest Expense:
Interest	(75,571)	(86,572)
Loss on extinguishment of debt	(77,971)	—
Total interest expense	(153,542)	(86,572)
Income before income taxes	(815,832)	(294,483)
Income tax provision	(10,845)	(217)
Net income	$(826,677)	$(294,700)
Net income attributable to Predecessor	$(28,939)
Net income attributable to noncontrolling interest	$(357,172)
Net income attributable to Vine Energy Inc.	$(440,566)
Net income per share attributable to Vine Energy Inc.:
Basic	$(15.28)
Diluted	$(15.28)
Weighted average shares outstanding:
Basic	28,840,177
Diluted	28,840,177
The accompanying notes are integral to the financial statements.

VINE ENERGY INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data — unaudited)
	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$89,590	$15,517
Accounts receivable	146,981	71,983
Accounts receivable from affiliates	—	5,146
Joint interest billing receivables	15,012	18,280
Prepaid and other	4,304	3,626
Total current assets	255,887	114,552
Natural gas properties (successful efforts):
Proved	3,320,831	2,722,419
Unproved	89,993	—
Accumulated depletion	(1,712,397)	(1,380,065)
Total natural gas properties, net	1,698,427	1,342,354
Other property and equipment, net	13,126	7,936
Operating lease right-of-use assets	22,284	—
Other	9,828	2,921
Total assets	$1,999,552	$1,467,763
Liabilities and Stockholders’ Equity / Partners’ Capital
Current liabilities:
Accounts payable	$12,201	$20,986
Accrued liabilities	173,736	90,004
Revenue payable	63,568	37,552
Operating lease liability	14,491	—
Derivatives	525,250	19,948
Total current liabilities	789,246	168,490
Long-term liabilities:
New RBL	—	—
Prior RBL	—	183,569
Second lien credit facility	145,374	142,947
Unsecured debt	931,042	898,225
Asset retirement obligations	24,629	21,889
TRA liability	6,985	—
Long-term operating lease liability	7,793	—
Derivatives	244,570	38,341
Other	—	4,241
Total liabilities	2,149,639	1,457,702
Commitments and contingencies
The accompanying notes are integral to the financial statements.

VINE ENERGY INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data — unaudited)
	September 30, 2021	December 31, 2020
Stockholders’ Equity / Partners’ Capital
Partners’ capital	—	10,061
Class A common stock, $0.01 par value, 350,000,000 shares authorized, 41,040,721 issued and outstanding at September 30, 2021	410	—
Class B common stock, $0.01 par value, 150,000,000 shares authorized, 34,218,535 issued and outstanding at September 30, 2021	342	—
Additional paid-in capital	357,220	—
Retained earnings	(440,566)	—
Total stockholders’ equity attributable to Vine Energy Inc.	(82,594)	10,061
Noncontrolling interest	(67,493)	—
Total stockholders’ equity / partners’ capital	(150,087)	10,061
Total liabilities and stockholders’ equity / partners’ capital	$1,999,552	$1,467,763

The accompanying notes are integral to the financial statements.

VINE ENERGY INC
CONSOLIDATED STATEMENTS OF EQUITY
(Amounts in thousands — unaudited)
	Partners’ Capital	Class A Common Stock		Class B Common Stock		APIC	Retained Earnings	Total stockholders’ equity attributable to Vine Energy Inc.	Noncontrolling Interest	Total stockholders’ equity / partners’ capital
		Shares	Amount	Shares	Amount
Balance – December 31, 2019	462,517	—	—	—	—	—	(170,262)	292,255	—	292,255
Net income attributable to predecessor	—	—	—	—	—	—	(26,896)	(26,896)	—	(26,896)
Balance – March 31, 2020	462,517	—	—	—	—	—	(197,158)	265,359	—	265,359
Net income attributable to predecessor	—	—	—	—	—	—	(84,571)	(84,571)	—	(84,571)
Balance – June 30, 2020	462,517	—	—	—	—	—	(281,729)	180,788	—	180,788
Net income attributable to predecessor	—	—	—	—	—	—	(183,233)	(183,233)	—	(183,233)
Distribution to Parent	(30,000)	—	—	—	—	—	—	(30,000)	—	(30,000)
Balance – September 30, 2020	$432,517	—	$—	—	$—	$—	$(464,962)	$(32,445)	$—	$(32,445)
Balance – December 31, 2020	432,517	—	—	—	—	—	(422,456)	10,061	—	10,061
Net income attributable to predecessor	—	—	—	—	—	—	(28,939)	(28,939)	—	(28,939)
Balance prior to Corporate Reorganization and Offering	432,517	—	—	—	—	—	(451,395)	(18,878)	—	(18,878)
Equity issued in Brix Companies acquisition	—	6,740	67	16,832	168	329,770	—	330,005	—	330,005
Reclassification of refundable deposits	6,706	—	—	—	—	—	—	6,706	—	6,706
Predecessor Conversion for Class A Common Stock and Class B Common Stock	(439,223)	9,575	96	17,387	174	(12,442)	451,395	—	—	—
The accompanying notes are integral to the financial statements.

VINE ENERGY INC
CONSOLIDATED STATEMENTS OF EQUITY
(Amounts in thousands — unaudited)
	Partners’ Capital	Class A Common Stock		Class B Common Stock		APIC	Retained Earnings	Total stockholders’ equity attributable to Vine Energy Inc.	Noncontrolling Interest	Total stockholders’ equity / partners’ capital
		Shares	Amount	Shares	Amount
Issuance of Class A Common Stock in Offering, net of offering costs	—	24,725	247	—	—	328,595	—	328,842	—	328,842
Additional offering costs	—	—	—	—	—	(6,871)	—	(6,871)	—	(6,871)
Initial allocation of noncontrolling interest in Vine Holdings	—	—	—	—	—	(290,646)	—	(290,646)	290,646	—
Net income attributable to shareholders	—	—	—	—	—	—	(15,909)	(15,909)	(13,144)	(29,053)
Balance – March 31, 2021	—	41,041	410	34,219	342	348,406	(15,909)	333,249	277,502	610,751
Additional offering costs	—	—	—	—	—	(532)	—	(532)	(444)	(976)
Distribution to Existing Owners	—	—	—	—	—	—	—	—	(2,263)	(2,263)
Stock-based compensation related to Offering	—	—	—	—	—	7,447	—	7,447	6,218	13,665
Net income attributable to shareholders	—	—	—	—	—	—	(198,364)	(198,364)	(161,888)	(360,252)
Balance –June 30, 2021	—	41,041	$410	34,219	$342	$355,321	$(214,273)	$141,800	$119,125	$260,925
Distribution to Existing Owners	—	—	—	—	—	—	—	—	(4,478)	(4,478)
Stock-based compensation included in net income	—	—	—	—	—	1,899	—	1,899	—	1,899
Net income attributable to shareholders	—	—	—	—	—	—	(226,293)	(226,293)	(182,140)	(408,433)
Balance –September 30, 2021	$—	41,041	$410	34,219	$342	$357,220	$(440,566)	$(82,594)	$(67,493)	$(150,087)

The accompanying notes are integral to the financial statements.

	For the Nine Months Ended September 30,
	2021	2020
Operating Activities
Net income	$(826,677)	$(294,700)
Adjustments to reconcile net income to operating cash flow:
Depletion, depreciation and accretion	337,335	255,564
Amortization of financing costs and debt discount	7,308	13,318
Non-cash loss on extinguishment of debt	15,398	—
Cash redemption premiums on extinguishment of debt	62,573	—
Non-cash write-off of deferred offering costs	—	5,787
Non-cash stock-based compensation	15,564	—
Unrealized loss on commodity derivatives	694,947	227,382
Volumetric and production adjustment to gas gathering liability	—	(2,567)
Other	56	1
Changes in assets and liabilities:
Accounts receivable	(56,509)	(5,205)
Joint interest billing receivables	(175)	(12,721)
Accounts payable and accrued liabilities	71,740	28,141
Revenue payable	33,014	131
Other	(1,950)	1,300
Operating cash flow	352,624	216,431
Investing Activities
Cash received in acquisition of the Brix Companies	19,858	230
Capital expenditures	(243,849)	(208,249)
Investing cash flow	(223,991)	(208,019)
Financing Activities
Repayment of Brix Credit Facility	(127,500)	—
Proceeds from New RBL	85,000	—
Repayment of New RBL	(85,000)	—
(Repayment) proceeds of Prior RBL	(190,000)	50,000
Proceeds from 6.75% Notes	950,000	—
Repayment of unsecured notes, including redemption premiums	(972,573)	—
Proceeds from issuance of Class A common stock, net of fees	320,995	—
Deferred financing costs	(28,741)	(5,232)
Distribution to Existing Owners	(6,741)	(30,000)
Financing cash flow	(54,560)	14,768
Net increase in cash and cash equivalents	74,073	23,180
Cash and cash equivalents at beginning of period	15,517	18,286
Cash and cash equivalents at end of period	$89,590	$41,466
Non-cash investing and financing transactions:
Accrued capital expenditures	$38,154	$17,438
Acquisition of the Brix Companies	$336,990	$—
The accompanying notes are integral to the financial statements.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1.   Organization and Nature of Operations
Vine Energy Inc. (the “Company” or “Vine Energy”) is a Delaware corporation that was formed for the purpose of effectuating the Company’s initial public offering (the “Offering”) that closed in March 2021. Following the Offering and the transactions related thereto, the Company became a holding company whose sole material asset consists of membership interests in Vine Energy Holdings LLC (“Vine Holdings”). Vine Holdings owns all of the outstanding limited partnership interests in each of Vine Oil & Gas Parent LP (“Vine Oil & Gas”), Brix Oil and Gas Holdings LP (“Brix”) and Harvest Royalties Holdings LP (“Harvest”), the operating subsidiaries through which we operate our assets, and all of the outstanding equity in each of Vine Oil & Gas Parent GP LLC (“Vine Oil & Gas GP”), Brix Oil & Gas Holdings GP LLC (“Brix GP”) and Harvest Royalties Holdings GP LLC (“Harvest GP”), the general partners of Vine Oil & Gas, Brix and Harvest, respectively. Vine Oil & Gas is the accounting predecessor to the Company for all periods prior to the Offering as discussed herein.
The Company is the managing member of Vine Holdings and controls and is responsible for all operational, management and administrative decisions relating to Vine Holdings’ business and consolidates the financial results of Vine Holdings and its subsidiaries. Through our operating subsidiaries, we are engaged in the development, production and sale of natural gas in the Haynesville and Mid-Bossier plays of the Haynesville Basin in Northern Louisiana.
Initial Public Offering
In March 2021, we completed the Offering of 24,725,000 shares, including the underwriters’ option to purchase 3,225,000 additional shares, of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) at a price of $14.00 per share to the public. The sale of the Company’s Class A Common Stock resulted in gross proceeds of $346.2 million to the Company and net proceeds of $321.0 million, after deducting underwriting fees and offering expenses. The material terms of the Offering are described in the Company’s final prospectus, filed with the Securities and Exchange Commission (“SEC”) on March 19, 2021 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as supplemented.
The Company contributed the net proceeds of the Offering to Vine Holdings in exchange for newly issued limited liability interests in Vine Holdings (the “Vine Units”). Vine Holdings utilized the proceeds from the Offering to repay all outstanding borrowings under the Senior Secured Credit Agreement dated as of March 20, 2018 by and among Brix Operating LLC, the lenders from time to time party thereto, and Macquarie Investments US Inc., as administrative agent, as amended from time to time (the “Brix Credit Facility”) and Vine Oil & Gas’s revolving credit facility, dated as of November 25, 2014 (the “Prior RBL”) and to pay fees and expenses related to the Offering and deferred financing costs related to our new reserve- based lending facility (the “New RBL”).
Corporate Reorganization
Immediately prior to the Notice of Effectiveness from the SEC on March 17, 2021, and in conjunction with the Offering, Vine Holdings underwent a corporate reorganization (“Corporate Reorganization”) whereby (a) the existing owners who directly held equity interests in Vine Oil & Gas, Vine Oil & Gas GP, Brix, Brix GP, Harvest and Harvest GP (together, the “Existing Owners”) contributed such equity interests to Vine Holdings in exchange for newly issued equity in Vine Holdings (the “LLC Interests”) to effectuate a merger of such entities into Vine Holdings with Vine Oil & Gas determined as the accounting acquirer, (b) certain of the Existing Owners contributed a portion of their LLC Interests directly, or indirectly by contribution of blocker entities (entities that are taxable as corporations for U.S. federal income tax purposes, the “Blocker Entities”) holding LLC Interests, to Vine Energy in exchange for newly issued Class A Common Stock and contributed such Class A Common Stock received to Vine Investment II LLC, Brix Investment II LLC, Harvest Investment II LLC, Vine Investment LLC, Brix Investment LLC or Harvest Investment LLC, (together, the “Investment Vehicles”), as applicable, (c) certain of the Existing

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Owners exchanged the remaining portion of their LLC Interests for Vine Units and subscribed for newly issued Class B common stock of the Company (“Class B Common Stock”) with no economic rights or value and contributed such Vine Units and Class B Common Stock to Vine Investment, Brix Investment and Harvest Investment, as applicable, and (d) the Company contributed the net proceeds of the Offering to Vine Holdings in exchange for newly issued Vine Units and a managing member interest in Vine Holdings.
Each share of Class B Common Stock entitles its holder to one vote on all matters to be voted on by Company shareholders. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or by our certificate of incorporation. The Class B Common Stock is not listed on any stock exchange.
Holders of Vine Units may surrender such units, together with the same number of shares of Class B Common Stock to Vine Holdings in exchange for either (1) a number of shares of Class A Common Stock equal to the product of such number of Vine Units surrendered multiplied by a current exchange rate of one for one, subject to modification under the terms of the Exchange Agreement, or (2) at the Company’s election, cash equal to an amount calculated in accordance with the Exchange Agreement, dated March 17, 2021 (the “Exchange Agreement”). If at any time, a Vine Unit holder surrenders its Vine Units, an equal number of Class B Common Stock shares must be concurrently surrendered.
Upon completion of the Offering, 50,000,000 shares of preferred stock, $0.01 par value per share, were authorized, of which no shares were issued or outstanding as of September 30, 2021.
Chesapeake Acquisition
On November 1, 2021, Chesapeake Energy Corporation (“Chesapeake”) completed the previously announced acquisition of Vine in a transaction valued at approximately $2.2 billion, based on an approximate 30-day average exchange ratio as of the close on August 10, 2021, equating to $15.00 per share. Vine shareholders received a fixed exchange ratio of 0.2486 Chesapeake shares of common stock and $1.20 of cash for each share of Vine common stock owned.
As a result of the completion of the acquisition, Vine has terminated all offerings of shares of Class A Common Stock. Any of the securities that had been registered for issuance that remain unsold at the termination of such offerings were removed from registration.
Chesapeake terminated all outstanding commitments and repaid all outstanding obligations, including principal, interest and fees owing under (i) the First Lien RBL Credit Agreement (“New RBL”), dated as of March 8, 2021, and (ii) the Second Lien Credit Agreement (“Second Lien Term Loan”), dated as of December 30, 2020, as of November 1, 2021. Additionally, all liens securing such obligations and all guarantees of such obligations were simultaneously released.
Tax Receivable Agreement
In connection with the Offering, we entered into a tax receivable agreement with Vine Investment, Brix Investment, Harvest Investment, Vine Investment II, Brix Investment II and Harvest Investment II (such agreement, the “TRA”). The TRA generally provides for the payment by the Company to Vine Investment, Brix Investment, Harvest Investment, Vine Investment II, Brix Investment II and Harvest Investment II, respectively, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company (a) actually realizes with respect to taxable periods ending after December 31, 2025 or (b) is deemed to realize in the event of a change of control (as defined under the TRA, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Company board) or the TRA terminates early (at our election or as a result of our breach) with respect to any taxable periods ending on or after such change of control or early termination event, in each case, as a result of (i) the tax basis increases resulting from the exchange of Vine Units and the corresponding surrender

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
of an equivalent number of shares of Class B Common Stock by Vine Investment, Brix Investment and Harvest Investment, respectively, for a number of shares of Class A Common Stock on a one-for-one basis or, at our option, the receipt of an equivalent amount of cash pursuant to the exchange agreement, (ii) certain existing net operating loss carryforwards (“NOLs”), disallowed interest expense carryforwards under Section 163(j) of the Internal Revenue Code, and tax credit carryforwards attributable to the Blocker Entities previously owned by certain of the Existing Owners, and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the TRA.
The Company retained the benefit of the remaining 15% of these cash savings. The TRA was terminated immediately prior to the closing of the transaction with Chesapeake for no consideration.
TRA Liability
TRA rights attributable to former owners of the Predecessor
The measurement of the TRA liability attributable to the former owners of the Predecessor is accounted for as a contingent liability. Accordingly, when a payment becomes probable and can be estimated, the estimate of the payment will be recorded to the balance sheets with an offset to the statements of operations. As of September 30, 2021, a TRA liability attributable to the former owners of the Predecessor has not been recorded as the Company determined a payment was not probable or estimable.
The Company evaluates the realizability of the deferred tax assets resulting from the Corporate Reorganization and the Offering, which relate to certain existing NOLs, disallowed interest expense carryforwards and tax credit carryforwards attributable to the Blocker Entities previously owned by certain of the Existing Owners. If the deferred tax assets are determined to be realizable, the Company then assesses whether payment of amounts under the TRA have become probable. If so, the Company will record a TRA liability equal to 85% of such deferred tax assets. In subsequent periods, the Company assesses the realizability of all of our deferred tax assets subject to the TRA. Should it be determined that a deferred tax asset with a valuation allowance is realizable in a subsequent period, the related valuation allowance will be released and consideration of a corresponding TRA liability will be assessed. The realizability of deferred tax assets, including those attributable to the TRA, is dependent upon the generation of future taxable income during the periods in which those deferred tax assets become deductible and consideration of prudent and feasible tax-planning strategies.
In future periods, we may obtain an increase in our tax basis resulting from the exchange of Vine Units and the corresponding surrender of an equivalent number of shares of Class B Common Stock by Vine Investment for a number of shares of Class A Common Stock. The Company accounts for the effects of these increases in tax basis and associated payments under the TRA arising from exchanges as follows:
•
the Company records an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal, state and local tax rates at the date of the exchange;

•
to the extent the Company estimates that it will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, the Company’s expectation of future taxable income, the Company reduces the deferred tax asset with a valuation allowance; and

•
the Company records 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the TRA liability and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

The effects of changes in estimates after the date of exchange as well as subsequent changes in the enacted tax rates will be included in the statements of operations.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
TRA rights attributable to former owners of Brix and Harvest (collectively, the “Brix Companies”)
The TRA rights attributable to the former owners of the Brix Companies of $7.0 million were recorded at fair value on the acquisition date, as such rights were deemed to be contingent consideration in the acquisition of the Brix Companies. The fair value of the contingent consideration was determined using an income approach based on underlying estimates of the timing and amount of cash payments expected under the TRA. The income approach is considered a Level 3 fair value estimate and includes significant assumptions of the timing and amount of future taxable income and the weighted average cost of capital for industry peers, which represents the discount factor, and risk adjustment factors based on uncertainty of realizing tax savings and future applicable tax rates.
Changes in estimates of the preliminary fair value of the contingent consideration will be recorded as adjustments to the preliminary fair value of the natural gas unproved properties acquired from the Brix Companies. Subsequent to the end of the measurement period, adjustments to the fair value of the contingent consideration will be recorded in the statements of operations at each financial reporting period until the liability is settled.
Note 2.   Basis of Presentation
The unaudited consolidated financial statements for the nine months ended September 30, 2021 and 2020 were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC for all periods presented.
As of September 30, 2021, the unaudited financial statements include Vine Energy Inc. and its subsidiaries. For the nine months ended September 30, 2021, the unaudited financial statements include Vine Oil & Gas LP for the entire period and the Brix Companies from March 17, 2021, the effective date of the acquisition as a result of the Corporate Reorganization.
As of December 31, 2020, and for the nine months ended September 30, 2020, the unaudited financial statements include Vine Oil & Gas Parent LP (the “Predecessor”), a Delaware partnership organized in 2014, the accounting predecessor of Vine Energy Inc. GP LLC.
In the opinion of management, the accompanying unaudited consolidated balance sheets and related unaudited consolidated statements of operations, cash flows and equity include all adjustments, consisting only of normal recurring items necessary for the fair presentation in conformity with U.S. GAAP. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in accordance with rules and regulations of the SEC. These unaudited consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements as of and for the year ended December 31, 2020, as included in the Company’s final prospectus, dated March 17, 2021, filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act of 1933, as supplemented.
Principles of Consolidation
All significant intercompany balances and transactions have been eliminated in consolidation. Operating results for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the calendar year.
Non-controlling Interest
As a result of the Corporate Reorganization and the Offering, the Company acquired 54.5% of Vine Holdings, with the Existing Owners retaining ownership of 45.5% of Vine Holdings. Accordingly, the Company has consolidated the financial position and results of operations of Vine Holdings and reflected the portion retained by the Existing Owners as a non-controlling interest.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Business Combinations
The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill or unproven properties. The Company may adjust the preliminary purchase price allocation, as necessary, as it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date, which is generally up to one year after the acquisition closing date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.
Use of Estimates
The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates of reserves are used to determine depletion and to conduct impairment analysis. Estimating reserves is inherently uncertain, including the projection of future rates of production and the timing of development expenditures. Actual results could differ from those estimates.
Recent Accounting Pronouncements
Adopted
The Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which introduces guidance for estimating credit losses on certain types of financial instruments based on expected losses and the timing of the recognition of such losses. The impact of adopting this standard was not material.
The FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASC 842”) which requires all leases greater than one year to be recognized as right-of-use assets and lease liabilities. We adopted this standard as of January 1, 2021 using the modified retrospective transition method. We elected to apply the transition guidance in which ASC 842 is applied at the adoption date, while comparative periods will continue to be reported in accordance with the historical accounting standard. ASC 842 does not apply to leases to explore for or use minerals, oil or gas resources, including the right to explore for those natural resources and rights to use land in which those natural resources are contained.
ASC 842 allowed for the election of certain practical expedients to ease the burden of implementation. At implementation, we elected:
•
the package of practical expedients, which among other things, allowed the Company to carry forward the historical lease classification;

•
the land easements practical expedient, which allows the Company to carry forward the accounting treatment for land easements on existing agreements;

•
the short-term lease practical expedient, which allows the Company to exclude short-term leases from recognition in the consolidated balance sheets; and

•
the bifurcation of lease and non-lease components practical expedient, which does not require the Company to bifurcate lease and non-lease components for all classes of assets.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The adoption of ASC 842 had no impact on the Company’s statements of stockholders’ equity, the consolidated statements of operations or the consolidated statements of cash flows.
Note 3.   Acquisition of the Brix Companies
As part of the Corporate Reorganization, the Existing Owners prior to the Offering contributed all of their equity interests in Vine Oil & Gas, Vine Oil & Gas GP, Brix, Brix GP, Harvest and Harvest GP to Vine Holdings in exchange for LLC Interests in Vine Holdings to effectuate the acquisition.
For purposes of effecting the acquisition, Vine Oil & Gas and the Brix Companies were not considered to be entities under common control for financial reporting purposes. Vine Oil & Gas has been identified as the accounting acquirer of the Brix Companies which has been accounted for as a business combination under the acquisition method of accounting under U.S. GAAP.
The fair value of consideration transferred by the Company as a result of the acquisition is as follows (in thousands, except share data):
Preliminary Acquisition Consideration
Vine Units issued for acquisition of the Brix Companies	23,571,754
Offering price of Class A Common Stock	$14.00
Total equity issued in acquisition	$330,005
Contingent consideration(1)	6,985
Total acquisition consideration	$336,990

(1)
Represents the preliminary estimate of fair value of contingent consideration related to the TRA liability that will be payable by the Company to the former owners of the Brix Companies.

The table below reflects the preliminary fair value estimates of the assets acquired and liabilities assumed as of the acquisition date. While the preliminary purchase price allocation is substantially complete as of the date of this filing, there may be further adjustments to the Company’s natural gas properties, opening deferred income taxes and the TRA liability as of the acquisition date as we await finalization of income tax returns relevant to opening tax basis and contributed attributes subject to the TRA. The contingent consideration related to the TRA liability will be revalued quarterly. These amounts will be finalized within the measurement period of the acquisition which will be no later than one year from the acquisition date. Subsequent to the measurement period, the adjustments for revaluation of the TRA liability will be recorded in our statements of operations.
Measurement period adjustments that the Company determines to be material will be applied retrospectively to the period of acquisition in the Company’s consolidated financial statements and, depending on the nature of the adjustments, other periods subsequent to the period of acquisition could also be affected.
The preliminary purchase price was allocated as follows (in thousands):
Assets Acquired:
Cash and cash equivalents	$19,858
Accounts receivable	30,472
Joint interest billing receivables	4,283
Proved properties	361,439

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Unproved properties	89,993
Total assets to be acquired	$506,045
Liabilities Assumed:
Accounts payable	$2,123
Accrued liabilities	5,847
Revenue payable	13,384
Derivatives	16,583
Brix Credit Facility(1)	127,500
Asset retirement obligations	984
Refundable deposits	2,634
Total liabilities to be assumed	169,055
Net assets to be acquired	$336,990

(1)
Borrowings under the Brix Credit Facility were determined to approximate fair value, and were subsequently repaid in full, including a $2.5 million call premium, and terminated by the Company on March 22, 2021, using a portion of the net proceeds from the Offering.

Proved and unproved properties were valued using an income approach based on underlying reserves projections as of the acquisition date. The income approach is considered a Level 3 fair value estimate and includes significant assumptions of future production, commodity prices, operating and capital cost estimates, the weighted average cost of capital for industry peers, which represents the discount factor, and risk adjustment factors based on reserve category. Price assumptions were based on observable market pricing, adjusted for historical differentials, while cost estimates were based on current observable costs inflated based on historical and expected future inflation. Taxes were based on current statutory rates.
Unproved properties primarily relate to future drilling locations that were not included in proved undeveloped reserves. These future drilling locations are located on acreage where the reservoir is known to be productive but have been excluded from proved reserves due to uncertainty on whether the wells will be drilled within the next five years as required by SEC rules in order to be included in proved reserves.
The unaudited pro forma combined financial information of the Company as if the acquisition had occurred on January 1, 2020 is as follows (in thousands):
	For the Nine Months Ended September 30,
	2021	2020
Total revenue	$(105,919)	$244,316
Net income attributable to Vine Energy, Inc.	$(442,792)	$(151,256)
The unaudited pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been completed on January 1, 2020 and is not necessarily indicative of future results of operations of the combined company. The unaudited pro forma financial information gives effect to the acquisition, as well as the Offering and the use of net proceeds and borrowings under the New RBL of $28 million, as if the transactions had occurred on January 1, 2020. The unaudited pro forma financial information for the nine months ended September 30, 2021 and September 30, 2020 is a result of combining the statements of operations of the Company with the pre-acquisition results of the Brix Companies, with adjustments for revenues and expenses. The unaudited pro forma financial information excludes any cost savings anticipated as a result of the acquisition and the impact of any acquisition-related costs.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The unaudited pro forma financial information includes the following adjustments:
•
For the nine months ended September 30, 2021: Reduced depletion, depreciation and accretion expense of $21.3 million, the elimination of the historical monitoring fees of $3.7 million, and the net decrease to interest expense of $2.8 million.

•
For the nine months ended September 30, 2020: Reduced depletion, depreciation and accretion expense of $35.1 million, the elimination of the historical monitoring fees of $7.0 million, and the net decrease to interest expense of $18.2 million

Management believes the estimates and assumptions are reasonable, and the effects of the acquisition are properly reflected.
Note 4.   Accrued Liabilities
The Company’s accrued liabilities consist of the following (in thousands):
	September 30, 2021	December 31, 2020
Capital expenditures	$35,049	$20,808
Operating expenses	39,021	30,547
Royalty owner suspense	11,164	7,891
Compensation-related	8,794	9,432
Interest expense	30,816	17,848
IPO and financing costs	—	1,875
Settled derivatives	47,089	1,603
Other	1,803	—
Accrued liabilities	$173,736	$90,004
Note 5.   Long-Term Debt
The Company’s long-term debt consists of the following (in thousands):
	September 30, 2021	December 31, 2020
Face amount:
New RBL	$—	$—
Prior RBL	—	190,000
Second Lien Term Loan	150,000	150,000
6.75% Senior Notes	950,000	—
8.75% Senior Notes	—	530,000
9.75% Senior Notes	—	380,000
Total face amount	1,100,000	1,250,000
Deferred financing costs and discount:
Prior RBL	—	(6,431)
Second Lien Term Loan	(4,625)	(7,053)
6.75% Senior Notes	(18,959)	—
8.75% Senior Notes	—	(7,821)
9.75% Senior Notes	—	(3,954)

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
	September 30, 2021	December 31, 2020
Total deferred financing costs	(23,584)	(25,259)
Total debt	1,076,416	1,224,741
Less: short-term portion	—	—
Total long-term debt	$1,076,416	$1,224,741

Deferred financing costs, net of amortization, associated with our New RBL of $8.9 million are included in Other Assets on our balance sheets as of September 30, 2021.
New RBL
In March 2021, Vine Holdings entered into the New RBL with a syndicate of financial institutions. The New RBL provides for a total facility size of $750 million and an initial borrowing base of $350 million.
The New RBL bears interest at a rate equal to LIBOR plus an additional margin, based on the percentage of the revolving commitment being utilized, ranging from 3.00% to 4.00%, with a LIBOR ‘floor’ of 0.50%. The New RBL matures on the earlier to occur of (a) 45 months after the closing of the Offering and (b) 91 days prior to the maturity of the Second Lien Term Loan (as defined below), to the extent specified amounts of such indebtedness remain outstanding. There is a commitment fee of 0.50% on the undrawn borrowing base amounts. The New RBL is secured on a senior basis by substantially all of our assets and stock and guaranteed by the subsidiaries that secure and guarantee the Second Lien Term Loan.
As of September 30, 2021, we were undrawn and had outstanding letters of credit of $13 million, providing for $337 million of available borrowing capacity under the New RBL. As of September 30, 2021, the fair value of the New RBL approximates carrying value as it bears interest at variable rates over the term of the loan.
Prior RBL
The Prior RBL, as amended in December 2020, was to mature on January 15, 2023. The outstanding balance on the Prior RBL was repaid in connection with the Offering and the facility was extinguished upon repayment. For the nine months ended September 30, 2021, we recognized $4.1 million as a loss on extinguishment to write-off unamortized deferred financing costs and $0.4 million in interest expense to recognize accrued interest and unutilized commitment fees due upon the extinguishment of the Prior RBL.
Second Lien Term Loan
On December 30, 2020, we entered into the $150 million second lien term loan (as amended, the “Second Lien Term Loan”) and used the proceeds, along with cash on hand, to repay the aggregate principal amount outstanding under Vine Oil & Gas LP’s superpriority facility, dated as of February 7, 2017.
The Second Lien Term Loan was fully drawn at closing. The Second Lien Term Loan bears interest at a rate equal to LIBOR, with a floor of 0.75%, plus 8.75% per annum, payable monthly, and matures on December 30, 2025. The Second Lien Term Loan is redeemable beginning June 30, 2022 at par plus 2%, stepping down to par plus 1% on June 30, 2023 and at par on June 30, 2024 and thereafter.
In June 2021, we entered into the Second Amendment to the Second Lien Term Loan (the “Amendment”), Among other things, the Amendment adjusts the minimum hedging requirement such that we must enter Swap Contracts with respect to 70% of the reasonably anticipated projected production of natural gas from Vine Holding’s and other loan parties’ total Proved Developed Producing Reserves.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The Second Lien Term Loan is secured on a junior lien basis by all our assets and stock and the subsidiaries that secure the New RBL. As of September 30, 2021, the fair value of the Second Lien Term Loan approximates carrying value as it bears interest at variable rates over the term of the loan.
Third Lien Revolving Credit Facility
The Company’s $330 million third lien revolving credit facility (the “Third Lien Facility”) was terminated in connection with the New RBL. The Third Lien Facility was undrawn at the time of its termination. For the nine months ended September 30, 2021, we recognized $0.8 million as a loss on extinguishment to write-off unamortized deferred financing costs and $0.3 million of interest expense for unutilized commitment fees due upon termination of the Third Lien Facility.
Senior Unsecured 6.75% Notes
In April 2021, we issued $950 million aggregate principal amount of 6.75% senior notes due 2029 (“6.75% Notes”) at par. Interest is accrued and paid semi-annually on April 15 and October 15, commencing October 15, 2021. As of September 30, 2021, the fair value of the 6.75% Notes was $1.0 billion.
The 6.75% Notes are guaranteed on a senior unsecured basis by all of our subsidiaries. Prior to April 15, 2024, we may redeem the 6.75% Notes (i) at par plus the make-whole premium or (ii) with respect to up to 40% of the principal amount, at 106.750% of par using the net proceeds from an equity offering. Subsequent to April 15, 2024, we may redeem the 6.75% Notes at a redemption price (plus accrued and unpaid interest) equal to 103.375% of par for April 2024 through April 2025, 101.688% of par from April 2025 through April 2026 and 100% of par thereafter.
In April 2021, we used the net proceeds from the issuance of the 6.75% Notes of $933 million, along with cash on hand, to fund the redemption of all of the outstanding 8.75% Notes and 9.75% Notes and to pay the premiums, fees and expenses related to the redemption, including accrued interest, and to pay the fees and expenses related to the issuance of the 6.75% Notes.
The redemption of the 8.75% Notes and the 9.75% Notes resulted in a loss on extinguishment of $73.1 million, consisting of $8.2 million to write off unamortized deferred financing costs, $2.3 million to write off unamortized discounts related to the 8.75% Notes and $62.6 million in redemption premiums for the nine months ended September 30, 2021.
Senior Unsecured 8.75% Notes
In October 2017, we issued $530 million aggregate principal amount of 8.75% senior notes due 2023 (the “8.75% Notes”) at 99% of par. Interest is accrued and paid semi-annually on April 15 and October 15.
In April 2021, using the proceeds from the issuance of the 6.75% Notes, we repaid in full the 8.75% Notes, including accrued interest of $22.3 million and redemption premiums of $34.8 million.
Senior Unsecured 9.75% Notes
In October 2018, we issued $380 million aggregate principal amount of 9.75% senior notes due 2023 (the “9.75% Notes”) at par. Interest is accrued and paid semi-annually on April 15 and October 15.
In April 2021, using the proceeds from the issuance of the 6.75% Notes, we repaid in full the 9.75% Notes, including accrued interest of $17.8 million and redemption premiums of $27.8 million.
Other
All debt agreements include usual and customary covenants for facilities of their type and size. The covenants cover matters such as mandatory reserve reports, the responsible operation and maintenance of

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
properties, certifications of compliance, required disclosures to the lenders, notices under other material instruments, notices of sales of oil and gas properties, incurrence of additional indebtedness, restricted payments and distributions, certain investments outside of the ordinary course of business, limits on the amount of commodity and interest rate hedges that can be put in place and events of default.
Note 6.   Derivative Instruments
The gross fair value of the Company’s derivative assets and liabilities and the effect of master netting arrangements are as follows (in thousands):
	Balance Sheet Classification	Fair Value	Netting Adjustment	Net Fair Value Presented on the Balance Sheet
September 30, 2021
Assets:
Commodity Derivatives	Current assets	$13,957	$(13,957)	$—
Commodity Derivatives	Noncurrent assets	$552	$(552)	$—
Liabilities:
Commodity Derivatives	Current liabilities	$539,207	$(13,957)	$525,250
Commodity Derivatives	Noncurrent liabilities	$245,122	$(552)	$244,570
December 31, 2020
Assets:
Commodity Derivatives	Current assets	$9,095	$(9,095)	$—
Commodity Derivatives	Noncurrent assets	$2,742	$(2,742)	$—
Liabilities:
Commodity Derivatives	Current liabilities	$29,043	$(9,095)	$19,948
Commodity Derivatives	Noncurrent liabilities	$41,083	$(2,742)	$38,341
Commodity Derivatives
The Company’s commodity derivative positions as of September 30, 2021 are as follows:
Natural Gas Swaps
Production Year	Natural Gas Volumes (MMBtud)	Weighted Average Swap Price ($ / MMBtu)
2021 (October – December)	848,887	$2.63
2022	556,489	$2.54
2023	189,788	$2.48
2024	100,561	$2.53
2025	33,945	$2.58

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Sold Natural Gas Calls
Production Year	Natural Gas Volumes (MMBtud)	Weighted Average Call Price ($ / MMBtu)
2022	(18,356)	$3.08
2023	(44,384)	$3.29
Sold Natural Gas Puts
Production Year	Natural Gas Volumes (MMBtud)	Weighted Average Put Price ($ / MMBtu)
2022	18,356	$2.80
Basis swaps
Production Year	Natural Gas Volumes (MMBtud)	Weighted Average Basis Swap ($ / MMBtu)
2022	140,171	$(0.21)
2023	50,000	$(0.21)
2024	50,000	$(0.21)
2025	12,329	$(0.21)
Note 7.   Leases
The Company determines if an arrangement is a lease at inception. A contract is deemed to contain a lease component if the arrangement provides the Company with a right to control the use of an identified asset.
The Company leases drilling rigs, amine facilities and office facilities under operating leases and recognizes minimum lease payments on a straight-line basis over the lease term. Operating lease right-of-use assets and operating lease liabilities are initially measured based on the present value of the minimum fixed lease payments over the lease term at commencement date. As our leases with third parties do not provide an implicit rate of return, we use a discount rate commensurate with our incremental borrowing rate as of the commencement date of a lease in determining the present value of lease payments. As of September 30, 2021, the weighted-average discount rate used in determining the present value of lease payments was 3.5%.
On January 1, 2021, the effective date of the adoption of ASC 842, the Company recognized right-of-use assets of $9.6 million and lease liabilities of $9.6 million related to its leases. Leases with an initial term of 12 months or less (“short-term leases”) are not recorded on the consolidated balance sheet.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The changes in operating lease liabilities are as follows (in thousands):
Balance as of January 1, 2021	$9,566
Liabilities assumed in exchange for new right-of-use assets(1)	17,315
Contract modifications(2)	6,163
Dispositions(3)	(1,626)
Liabilities settled	(9,576)
Accretion of discount(4)	442
Balance as of September 30, 2021	$22,284

(1)
Represents non-cash leasing activity.

(2)
Represents non-cash changes in lease liabilities due to modifications of original contract terms.

(3)
Represents non-cash termination of a lease liability.

(4)
Represents imputed interest on discounted future cash payments. Combined with liabilities settled, it represents our operating lease cost for the nine months ended September 30, 2021. Maturities of operating lease liabilities are as follows (in thousands):

2021 (October – December)	$3,761
2022	14,994
2023	4,131
2024 and thereafter	54
Total operating lease payments	22,940
Discount	(656)
Total operating lease obligations	$22,284
The components of operating lease cost are as follows (in thousands):
Nine Months Ended September 30, 2021
Operating lease cost(1)	$9,134
Short-term lease cost(2)	5,223
Variable lease cost(3)	5,537
Total operating lease cost	$19,894

(1)
Operating lease cost represents the reduction of the operating lease liability as the term is settled and the discount is accreted.

(2)
Short-term lease cost are generally associated with drilling rigs with initial terms less than 12 months that are capitalized to natural gas properties or lease operating assets that are included in lease operating expense.

(3)
Variable lease cost is primarily comprised of the service component of drilling rig commitments and maintenance on our amine and office facilities above the minimum required payments. Both the minimum required payments and the service component of the drilling rig commitments are capitalized as additions to natural gas properties.

Cash paid of $1.9 million for operating lease payments was recorded in operating cash flows in the consolidated statement of cash flows for the nine months ended September 30, 2021. Cash paid of

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
$18.0 million for operating, short-term and variable lease payments for drilling rigs was capitalized as additions to natural gas properties and is included in investing cash flows in the consolidated statements of cash flows for the nine months ended September 30, 2021.
Certain leases contain variable costs above the minimum required payments and are not included in the right-of-use assets or operating lease liabilities. Leases may include renewal, purchase or termination options that can extend or shorten the term of the lease. The exercise of those options is at the Company’s sole discretion and is evaluated at inception and throughout the contract to determine if a modification of the lease term is required. As of September 30, 2021, the weighted-average remaining lease term of the Company’s operating leases was 1.6 years.
Note 8.   Earnings per Share
As a result of the Offering and Corporate Reorganization, all existing equity interests were converted to new equity interests in Vine Holdings. Accordingly, earnings per share information has not been presented for the Predecessor for the nine months ended September 30, 2020 as it is not considered meaningful. Basic and diluted weighted average shares outstanding for the nine months ended September 30, 2021 are calculated using shares outstanding from the Offering to September 30, 2021.
The Existing Owners have exchange rights that enable the non-controlling interest owners to exchange Vine Units, along with surrendering a corresponding number of Class B Common Stock, for shares of Class A Common Stock on a one for one basis. The non-controlling interest owners exchange rights cause the Vine Units, along with surrendering a corresponding number of Class B Common Stock, to be considered potentially dilutive shares for purposes of dilutive loss per share calculations. For the nine months ended September 30, 2021, these exchange rights were not included in the computation of diluted loss per share because the effect would be anti-dilutive as the Company is in a net loss position.
Note 9.   Income Taxes
The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and NOLs, disallowed interest expense carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be taxable or deductible. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period of enactment.
We regularly review our deferred tax assets for recoverability and establish a valuation allowance, if needed, based on historical taxable income, projected future taxable income, applicable tax planning strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In forming our judgment regarding the recoverability of deferred tax assets related to deductible temporary differences and tax attribute carryforwards, we give weight to all available positive and negative evidence based on the extent to which the forms of evidence can be objectively verified. We consider, among other things, our deferred tax liabilities, the overall business environment, historical earnings and losses, current industry trends and our outlook for future years. After consideration of all the available evidence, we believe that significant uncertainty exists with respect to the future realization of the deferred tax assets. Accordingly, we have established a full valuation allowance.
Vine Energy, Inc. is a corporation for U.S. federal and state income tax purposes. Our Predecessor was and is treated as a flow-through entity for U.S. federal income tax purposes, and as such, has generally not been subject to U.S. federal income tax at the entity level. As part of the Corporate Reorganization, certain of the Existing Owners exchanged all or part of their Vine Units for shares of the Company’s Class A Common Stock. On the date of the Corporate Reorganization, a corresponding “first day” tax benefit of

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
$43.2 million was recorded to establish a net deferred tax asset for differences between the tax and book basis of Vine Holdings’ assets and liabilities, offset by a full valuation allowance. The acquired income tax attributes primarily consist of U.S. federal and state NOLs of $170.2 million and $55.9 million, respectively, available to offset future taxable income. A portion of these NOLs expire beginning in 2035, whereas the remaining NOLs have an indefinite life. In accordance with Internal Revenue Code Section 382, the Company’s NOLs are subject to an annual limitation as defined under the regulations.
At each interim period, the Company applies an estimated annualized effective tax rate to the current period income or loss before income taxes, which can produce interim effective tax rate fluctuations. The effective combined U.S. federal and state income tax rate for the nine months ended September 30, 2021 is (1.4%). Total income tax expense for the nine months ended September 30, 2021 differed from amounts computed by applying the U.S. federal statutory tax rates to pre-tax income due primarily to the full valuation allowance established against the net deferred tax assets, net income attributable to non-controlling ownership interests, as well as non-deductible stock compensation. The non-deductible compensation is a discrete item which requires the Company to recognize the expense fully in the period.
Note 10.   Commitments and Contingencies
Litigation
In September and October 2021, seven lawsuits were filed by individuals claiming to be Vine shareholders challenging the merger and the disclosures made in connection with the merger. Four of the lawsuits were filed in the United States District Court for the Southern District of New York, two in the United States District Court for the District of Delaware and one in the United States District Court for the Eastern District of Pennsylvania. The lawsuits generally allege violations of Section 14(a), Rule 14a-9, and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), premised on a purported failure to disclose material information primarily related to Vine and Chesapeake’s financial projections, the financial analyses of Vine’s and/or Chesapeake’s financial advisors and the timing and nature of communications regarding post-transaction employment, directorships and benefits. The lawsuits seek injunctive relief enjoining the merger and damages and costs, among other remedies.
On October 25, 2021, Vine filed a supplemental disclosure in response to the lawsuits and solely for the purpose of mooting the allegations contained in them.
Although the Company cannot predict the outcome of or estimate the possible loss or range of loss from these matters, the Company believes that the respective claims asserted against them in the Stockholder Actions are meritless.
Environmental Remediation
We may become subject to certain liabilities as they relate to environmental remediation of well sites related to their development or operation. In connection with our acquisition of existing or previously drilled wells, we may not be aware of the environmental safeguards that were taken at the time such wells were drilled or operated by others. Should we determine that a liability exists with respect to any environmental cleanup or restoration, we would be responsible for curing such a violation. No claim has been made, nor are we aware of any liability that exists, as it relates to any environmental cleanup or restoration or the violation of any rules or regulations relating thereto.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 11.   Stock-Based Compensation
Stock-Based Compensation to Existing Management Owners
Prior to the Offering, the Predecessor, Brix and Harvest authorized the issuance of three series of limited partner equity interests:
•
Class A Units representing profit interests issued to certain members of management (“Existing Management Owners”);

•
Class B Units representing capital interests issued to Blackstone in exchange for contributed capital; and

•
Class C Units representing equity interests issued to the Existing Management Owners in exchange for contributed capital. These units were recorded as other long-term liabilities of $6.7 million on the balance sheets at December 31, 2020 due to the redemption attributes of the contributed capital (“Refundable Deposits”). In connection with the Corporate Reorganization in March 2021, the Refundable Deposits were reclassified to additional paid-in capital as the Company no longer has the obligation to repay such amounts.

Each series of such units included rights, privileges, preferences, restrictions, and obligations as provided in the partnership agreements of the Predecessor, Brix and Harvest.
As described in Corporate Reorganization in Note 1, at the time of the Offering, the Class A Units and Class C Units were contributed to the Investment Vehicles through Vine Holdings. On June 15, 2021, the Class A, B and C Units that were previously held at the Predecessor, Brix and Harvest were converted to irrevocable ownership interests in the Investment Vehicles based on a conversion calculation. As a result of this conversion, the Class A and Class C Units held by the Existing Management Owners were deemed modified and fully vested equity-based compensation pursuant to ASC 718, Stock Compensation, as they were issued by the Investment Vehicles reflected as noncontrolling interest in the consolidated financial statements. While no equity of Vine will be issued under such awards, and no cash distributions are required of Vine as a result of this issuance by the Investment Vehicles, we have recognized non-cash compensation expense as the awards are deemed to be compensatory in nature.
We recognized $13.7 million in non-cash compensation expense in the nine-month period ended September 30, 2021, which represents the fair value of the awards at the modification date as there are no further vesting conditions associated with the awards. The determination of fair value was based on the stock price of Vine as of June 15, 2021 and includes a discount for lack of marketability applied to the awards because monetization of the interest by Management Owners is dependent upon the liquidation of the Investment Vehicles investment in Vine Holdings.
Stock-Based Compensation under the Vine Long-Term Incentive Plan
In July 2021, the Company adopted the Vine Energy Inc. 2021 Long-Term Incentive Plan (the “Vine LTIP”), with an effective date of March 17, 2021. The Vine LTIP enables the compensation committee of our Board of Directors to award incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and incentive bonuses, which may be paid in cash or stock or a combination thereof, any of which may be performance-based, with vesting and other award provisions that provide effective incentive to our employees, including officers, non-management directors and other service providers. The aggregate number of Class A Common Stock that may be issued under the Vine LTIP with respect to awards granted may not exceed 6,020,740 shares.
Stock-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized on a straight-line basis over the requisite service period of the award. Awards under the Vine LTIP may participate in dividends, if any, during the vesting period and generally vest over 3 years.

VINE ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
In July 2021, we granted the following awards:
•
42,856 time-based restricted stock units (“RSUs”) to non-management directors that vest over 1 to 3 years.

•
892,285 time-based RSUs to management and certain other employees that vest ratably each of the next 3 years.

•
774,986 performance-based RSUs to management and certain other employees, that vest on March 16, 2024. The performance-based RSUs that ultimately vest is dependent on achievement of the following according to the terms of the specific award agreements:

•
internal safety performance (performance condition); and

•
market performance targets measured by comparison of the Company’s stock performance versus a defined peer group (market condition).

The ultimate number of shares of the Company’s Class A Common Stock issued will range from zero to 200% of the initial performance-based award, net of shares used to cover personal income taxes withheld. We recognized $1.9 million in non-cash compensation expense in the nine month period ended September 30, 2021.
Note 12.   Related Parties
Prior to the Corporate Reorganization, our Predecessor was a party to transactions in the ordinary course of business with the Brix Companies as affiliated companies. The nature of such transactions included services rendered and administrative costs incurred, capital expenditures and operating expenses related to drilled wells and the allocation of revenue in shared wells. Subsequent to the Corporate Reorganization, the Brix Companies were acquired by Vine Holdings (see Note 3), and therefore, similar transactions are no longer considered transactions with affiliates.
The monitoring fee included in the statements of operations is paid under a management and consulting agreement with Blackstone and our Chief Executive Officer, of which, 99% is attributable to Blackstone. This agreement was eliminated effective with the Offering.
As of December 31, 2020, Blackstone owned $50.0 million aggregate principal of the 8.75% Notes. In connection with the repayment of the 8.75% Notes in April 2021, Blackstone was paid $53.3 million, including a redemption premium.
For the nine months ended September 30, 2021, we recorded $0.3 million as interest expense for unused commitment fees on the Third Lien Facility, for which certain affiliates of Blackstone were the lenders. For the nine months ended September 30, 2020, we recorded $1.1 million as interest expense for unused commitment fees on the Third Lien Facility. The Third Lien Facility was terminated in connection with the New RBL.
In connection with the Offering, Blackstone Securities Partners L.P. (“Blackstone Partners”), an affiliate of Blackstone, acted as an initial purchaser in the Offering and purchased 2,472,500 shares of Class A Common Stock. Blackstone received $1.4 million for acting as an initial purchaser in the Offering. Additionally, Blackstone and certain members of management purchased 4,285,000 shares of Class A Common Stock in support of the Offering.
In connection with the issuance of the 6.75% Notes in April 2021, Blackstone Partners received $1.5 million for acting as an initial purchaser in the sale of the 6.75% Notes.
In accordance with the Vine Holdings partnership agreement, Vine Holdings made distributions of $6.7 million during the nine months ended September 30, 2021 to the Existing Owners to cover their pro rata estimated income tax obligation based on the Company’s estimated taxable income for the period from the Offering through September 30, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On August 10, 2021, Chesapeake Energy Corporation (“Chesapeake”), Hannibal Merger Sub, Inc., a wholly owned subsidiary of Chesapeake (“Merger Sub Inc.”), Hannibal Merger Sub, LLC, a wholly owned subsidiary of Chesapeake (“Merger Sub LLC” and, together with Merger Sub Inc., “Merger Subs”), Vine Energy Inc. (“Vine”) and Vine Energy Holdings LLC (“Holdings”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub Inc. will be merged with and into Vine (the “First Merger”), with Vine surviving as a wholly owned subsidiary of Chesapeake, and Merger Sub LLC will be merged with and into Holdings, with Merger Sub LLC continuing as the surviving entity following such merger (the “Second Merger” and, together with the First Merger, the “Merger”). On November 1, 2021, the Merger was completed pursuant to the merger agreement. Each eligible share of Vine common stock (other than (i) shares held in treasury by Vine, (ii) shares owned by Chesapeake or Merger Subs and, in each case, not held on behalf of third parties and (iii) certain shares of Vine common stock subject to stock-based awards that were treated in the manner described in Chesapeake’s Registration Statement on Form S-4 initially filed on September 1, 2021 and declared effective on October 1, 2021 (File No. 333-259252) (the “Form S-4 Registration Statement”), which is incorporated by reference herein, in the section entitled “The Merger Agreement — Treatment of Vine Equity Awards in the Merger”) issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 0.2486 of a share of Chesapeake common stock (the “exchange ratio”) and $1.20 in cash (the “merger consideration”).
The following unaudited pro forma condensed combined financial information (the “pro forma financial statements”) have been prepared to give effect to certain transactions of Chesapeake and Vine as further described below.
On May 17, 2021, Chesapeake filed a Form 8-K containing pro forma financial statements to reflect the following:
•
Chesapeake’s Fifth Amended Joint Chapter 11 Plan or Reorganization, which became effective on February 9, 2021 (“the Effective Date”), and its application of fresh start accounting on the Effective Date. References to “Successor” relate to the results of operations of Chesapeake subsequent to February 9, 2021, and references to “Predecessor” relate to the results of operations of Chesapeake prior to, and including, February 9, 2021.

On March 19, 2021, Vine filed a Form 424(b)(4), containing pro forma financial statements to reflect the following transactions:
•
As part of a business combination transaction, the existing owners who prior to the completion of the business combination directly held interests in Vine Oil & Gas, Vine Oil & Gas GP, Brix, Brix GP, Harvest and Harvest GP contributed such equity interests to Holdings in exchange for newly issued equity in Holdings (the “Brix Companies Acquisition”). For purposes of effecting the Brix Companies Acquisition, Vine Oil & Gas and Brix were not considered to be entities under common control for financial reporting purposes, whereas Brix and Harvest were considered to be entities under common management for reporting purposes. Accordingly, Vine Oil & Gas was identified as the accounting acquirer of the Brix Companies. The Brix Companies Acquisition was accounted for as a business combination under the acquisition method in accordance with Accounting Standards
Codification 805, Business Combinations.

The unaudited pro forma condensed combined financial statements contained herein have been further adjusted to reflect the following transactions:
•
On November 1, 2021, Chesapeake and Vine completed the Merger and under the terms and conditions contained in the merger agreement holders of shares on Vine common stock received fixed consideration of 0.2486 shares of Chesapeake common stock plus $1.20 cash per share of Vine common stock.

•
As part of the Merger, Chesapeake repaid Vine’s second lien credit facility of approximately $150 million for approximately $163 million, including a $13 million make whole premium.

The unaudited pro forma condensed combined financial statements have been prepared from the respective historical consolidated financial statements and previously filed pro forma financial information of Chesapeake and Vine, adjusted to give effect to the merger. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) combines the historical condensed consolidated balance sheets of Chesapeake and Vine as of September 30, 2021, giving effect to the Merger as if it had been completed on September 30, 2021. No pro forma balance sheet for Chesapeake giving effect to emergence from bankruptcy and application of fresh start accounting or Vine giving effect to the Brix Companies Acquisition is presented because the effects have been reflected in each company’s respective September 30, 2021 condensed consolidated balance sheet. The unaudited pro forma condensed combined statements of operations (the “pro forma statements of operations”) for the nine months ended September 30, 2021, and the year ended December 31, 2020, combine the historical consolidated statements of operations of Chesapeake and Vine as well as previously filed unaudited pro forma statements of operations of Chesapeake (giving effect to the emergence from bankruptcy) and Vine (giving effect to the Brix Companies Acquisition), with the effects of the Merger as if it had been completed on January 1, 2020.
The unaudited condensed combined pro forma financial statements reflect the following pro forma adjustments related to the Merger, based on available information and certain assumptions that Chesapeake believes are reasonable.
•
Chesapeake’s merger with Vine, which will be accounted for using the acquisition method of accounting, with Chesapeake identified as the accounting acquirer, which is described in the Form S-4 Registration Statement  in the section entitled “The Merger — Accounting Treatment of the Merger”;

•
The pro forma financial statements contain certain reclassification adjustments to conform the historical Vine financial presentation to Chesapeake’s financial statement presentations;

•
the cancellation of Vine’s tax receivable agreement;

•
the assumption of liabilities by Chesapeake for any transaction-related expenses; and

•
the estimated tax impact of pro forma adjustments.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited consolidated financial statements of Chesapeake as of and for the year ended December 31, 2020, included in Chesapeake’s Annual Report on Form 10-K and incorporated by reference into this document;

•
the historical audited financial statements of Vine as of and for the year ended December 31, 2020 and the historical audited combined financial statements of Brix Oil and Gas Holdings LP and Harvest Royalty Holdings LP as of and for the year ended December 31, 2020, included in Vine’s Final Prospectus filed pursuant to Rule 424(b)(4) dated March 19, 2021;

•
the historical unaudited condensed consolidated financial statements of Chesapeake as of and for the nine months ended September 30, 2021, included in Chesapeake’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and incorporated by reference into this document;

•
the historical unaudited condensed consolidated financial statements of Vine as of and for the nine months ended September 30, 2021, included in this document as Exhibit 99.1;

•
the unaudited pro forma condensed consolidated statement of operations of Chesapeake for the year ended December 31, 2020 included in Chesapeake’s Current Report on Form 8-K dated May 17, 2021 and incorporated by reference into this document;

•
the unaudited pro forma condensed combined statement of operations of Vine for the year ended December 31, 2020 included in Vine’s Final Prospectus filed pursuant to Rule 424(b)(4) dated March 19, 2021; and

•
other information relating to Chesapeake and Vine contained in or, solely in the case of Chesapeake, incorporated by reference into this joint proxy statement/prospectus.

The pro forma financial statements are presented to reflect the merger and do not represent what Chesapeake’s financial position or results of operations would have been had the merger occurred on the dates noted above, nor do they project the financial position or results of operations of the combined company following the merger. The pro forma financial statements are intended to provide information about the continuing impact of the merger as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable as further described below. In the opinion of management, all adjustments necessary to present fairly the pro forma financial statements have been made.
Chesapeake and Vine anticipate that certain non-recurring charges will be incurred in connection with the merger, the substantial majority of which consist of fees paid to financial, legal and accounting advisors, integration costs and filing fees. Any such charge could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months from the closing date of the merger. Accordingly, the pro forma balance sheet and pro forma statement of operations reflect an estimated accrual for the effects of these non-recurring charges, which are not included in the historical balance sheets and statements of operations of Chesapeake or Vine for any of the historical periods presented.
The pro forma financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger. Further, there may be additional charges related to the restructuring or other integration activities resulting from the Merger, the timing, nature and amount of which management cannot identify as of the date of this proxy statement/prospectus, and thus, such charges are not reflected in the pro forma financial statements.
As of the date of this proxy statement/prospectus, Chesapeake has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the acquired Vine assets and assumed liabilities and the related purchase price. As soon as practical, Chesapeake will identify the Vine assets acquired and liabilities assumed and make final determinations of their fair values using relevant information available at that time. For purposes of the pro forma financial statements, Chesapeake estimated the fair value of Vine’s assets and liabilities based on reviews of Vine’s SEC filings, preliminary valuation studies, allowed discussions with Vine’s management and other due diligence procedures. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial statements.
As a result of the foregoing, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented herein. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the unaudited pro forma condensed combined balance sheet and if applicable, the unaudited pro forma condensed combined statements of operations. The final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021
($ IN MILLIONS)
			Transaction Adjustments
	Chesapeake Historical	Vine Historical	Reclass Adjustments (Note 3)	Pro Forma Adjustments (Note 3)	Chesapeake Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$849	$90	$—	$(90)(b)	$684
	—	—	—	(163)(c)
				(2)(s)
Restricted cash	9	—	—	—	9
Accounts receivable, net	815	147	15(a)	—	977
Joint interest billing receivable	—	15	(15)(a)	—	—
Other current assets	61	4	—	—	65
Total current assets	1,734	256	—	(255)	1,735
Property and equipment:
Oil and natural gas properties, successful efforts method
Proved oil and natural gas properties	5,163	3,321	—	(591) (d)	7,893
Unproved properties	421	90	—	527(d)	1,038
Other property and equipment	492	13	—	—	505
Total property and equipment	6,076	3,424	—	(64)	9,436
Less: accumulated depreciation, depletion and amortization	(571)	(1,712)	—	1,712(d)	(571)
Property and equipment held for sale, net	3	—	—	—	3
Total property and equipment, net	5,508	1,712	—	1,648	8,868
Operating lease right-of-use assets	—	22	(22)(a)	—	—
Other long-term assets	84	10	22(a)	(10)(d)	106
Total assets	$7,326	$2,000	$—	$1,383	$10,709
Liabilities and equity (deficit)
Current liabilities:
Accounts payable	$257	$12	$—	$—	$269
Accrued interest	10	—	—	—	10
Short-term derivative liabilities	1,345	525	—	—	1,870
Accrued liabilities	—	174	(174)(a)	—	—
Revenue payable	—	64	(64)(a)	—	—
Operating leases	—	14	(14)(a)	—	—
Other current liabilities	898	—	252(a)	45(e)	1,195
Total current liabilities	2,510	789	—	45	3,344
Long-term debt, net	1,259	—	1,076(a)	90(d)	2,280
				(145)(c)
Second lien credit facility	—	145	(145)(a)	—	—
Unsecured debt	—	931	(931)(a)	—	—

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021
($ IN MILLIONS)
			Transaction Adjustments
	Chesapeake Historical	Vine Historical	Reclass Adjustments (Note 3)	Pro Forma Adjustments (Note 3)	Chesapeake Pro Forma Combined
Long-term derivative liabilities	265	245	—	—	510
Asset retirement obligations, net of current portion	244	25	—	—	269
Other long-term liabilities	10	—	8(a)	—	18
TRA liability	—	7	—	(7)(f)	—
Operating leases	—	8	(8)(a)	—	—
Total liabilities	4,288	2,150	—	(17)	6,421
Stockholders’ equity (deficit):
Common stock	1	1	—	(1)(g)	1
Additional paid-in capital	3,594	357	—	(357)(g)	4,841
	—	—	—	1(d)
	—	—	—	1,232(h)
				14(s)
Accumulated deficit	(557)	(440)	—	440(g)	(554)
	—	—	—	64(i)
	—	—	—	(45) (e)
				(16)(s)
Total stockholders’ equity (deficit)	3,038	(82)	—	1,332	4,288
Noncontrolling interests	—	(68)		68(j)	—
Total equity (deficit)	3,038	(150)	—	1,400	4,288
Total liabilities and stockholders’ equity (deficit)	$7,326	$2,000	$—	$1,383	$10,709

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
										Transaction Adjustments
	Historical Predecessor (Jan. 1, 2021 through Feb. 9, 2021)	Historical Successor (Feb. 10, 2021 through September 30, 2021)	Reorganization Adjustments (Note 3)	Fresh Start Adjustments (Note 3)	Chesapeake Pro Forma	Vine Historical	Brix Companies Historical Through March 17, 2021	Brix Companies Acquisition Adjustments (Note 3)	Vine Pro Forma	Reclass Adjustments (Note 3)	Pro Forma Adjustments (Note 3)	Chesapeake Pro Forma Combined
Revenues and other:
Oil, natural gas and NGL	$398	$2,615	$—	$—	$3,013	$690	$47	$—	$737	$—	$—	$3,750
Marketing	239	1,443	—	—	1,682	—	—	—	—	—	—	1,682
Oil and natural gas derivatives	(382)	(1,604)	—	—	(1,986)	—	—	—	—	(843) (a)	—	(2,829)
Realized (loss) gain on commodity derivatives	—	—	—	—	—	(143)	(2)	—	(145)	145 (a)	—	—
Unrealized (loss) gain on commodity derivatives	—	—	—	—	—	(695)	(3)	—	(698)	698 (a)	—	—
Gains on sales of assets	5	9	—	—	14	—	—	—	—	—	—	14
Total revenues and other	260	2,463	—	—	2,723	(148)	42	—	(106)	—	—	2,617
Operating expenses:
Production	32	194	—	—	226	49	4	—	53	—	—	279
Gathering, processing and transportation	102	541	—	—	643	77	6	—	83	—	—	726
Severance and ad valorem taxes	18	106	—		124	16	1	—	17	—	—	141
Marketing	237	1,440	—	—	1,677	—	—	—	—	—	—	1,677
General and administrative	21	69	—	—	90	17	1	—	18	14 (a)	—	122
Monitoring fee	—	—	—	—	—	2	2	(4)(o)	—	—	—	—
Stock-based compensation for Existing Management Owners	—	—	—	—	—	14	—	—	14	(14) (a)	—	—
Separation and other termination costs	22	11	—	—	33	—	—	—	—	—	—	33
Depreciation, depletion and amortization	72	579	—	29(l)	680	337	31	(21)(o)	347	—	26(p)	1,053
Impairments	—	1	—	—	1	—	—	—	—	—	—	1
Exploration	2	4	—	—	6	1	—	—	1	—	—	7
Other operating income	(12)	1	—	—	(11)	—	—	—	—	—	—	(11)
Total operating expenses	494	2,946	—	29	3,469	513	45	(25)	533	—	26	4,028

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
										Transaction Adjustments
	Historical Predecessor (Jan. 1, 2021 through Feb. 9, 2021)	Historical Successor (Feb. 10, 2021 through September 30, 2021)	Reorganization Adjustments (Note 3)	Fresh Start Adjustments (Note 3)	Chesapeake Pro Forma	Vine Historical	Brix Companies Historical Through March 17, 2021	Brix Companies Acquisition Adjustments (Note 3)	Vine Pro Forma	Reclass Adjustments (Note 3)	Pro Forma Adjustments (Note 3)	Chesapeake Pro Forma Combined
Loss from operations	(234)	(483)	—	(29)	(746)	(661)	(3)	25	(639)	—	(26)	(1,411)
Other income (expense):
Interest expense	(11)	(47)	4 (k)	—	(54)	(76)	(2)	(2) (o)	(80)	—	33 (q)	(101)
Loss on extinguishment of debt	—	—	—	—	—	(78)	—	5 (o)	(73)	—	—	(73)
Other income	2	31	—	—	33	—	—	—	—	—	—	33
Reorganization items, net	5,569	—	(5,368) (k)	(201) (m)	—	—	—	—	—	—	—	—
Total other income (expense)	5,560	(16)	(5,364)	(201)	(21)	(154)	(2)	3	(153)	—	33	(141)
Income (loss) before income taxes	5,326	(499)	(5,364)	(230)	(767)	(815)	(5)	28	(792)	—	7	(1,552)
Income tax expense (benefit)	(57)	—	—	57 (n)	—	11	—	—	11	—	—	11
Net income (loss)	5,383	(499)	(5,364)	(287)	(767)	(826)	(5)	28	(803)	—	7	(1,563)
Net loss attributable to Predecessor	—	—	—	—	—	29	—	(29) (o)	—	—	—	—
Net loss attributable to noncontrolling interests	—	—	—	—	—	357	—	2 (o)	359	—	(359) (j)	—
Net income (loss) available to common stockholders	$5,383	$(499)	$(5,364)	$(287)	$(767)	$(440)	$(5)	$1	$(444)	$—	$(352)	$(1,563)
Earnings (loss) per common share:
Basic	$550.35	$(5.09)										$(13.39)
Diluted	$534.51	$(5.09)										$(13.39)
Weighted average common and common equivalent shares outstanding (in thousands):
Basic	9,781	98,040									18,720 (r)	116,760
Diluted	10,071	98,040									18,720 (r)	116,760

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
			Transaction Adjustments
	Chesapeake Pro Forma	Vine Pro Forma	Reclass Adjustments (Note 3)	Pro Forma Adjustments (Note 3)	Chesapeake Pro Forma Combined
Revenues and other:
Oil, natural gas and NGL	$2,745	$571	$—	$—	$3,316
Marketing	1,869	—	—	—	1,869
Oil and natural gas derivatives	596	—	(43) (a)	—	553
Realized (loss) gain on commodity derivatives	—	162	(162) (a)	—	—
Unrealized (loss) gain on commodity derivatives	—	(205)	205 (a)	—	—
Gain on sales of assets	30	—	—	—	30
Total revenues and other	5,240	528	—	—	5,768
Operating expenses:
Production	373	66	—	—	439
Gathering, processing and transportation	1,082	102	—	—	1,184
Severance and ad valorem taxes	149	18	—	—	167
Exploration	427	—	—	—	427
Marketing	1,889	—	—	—	1,889
General and administrative	267	15	—	—	282
Separation and other termination costs	44	—	—	—	44
Depreciation, depletion and amortization	980	392	—	231 (p)	1,603
Impairments	8,535	—	—	—	8,535
Other operating expense	80	—	8 (a)	45 (e)	149
	—	—	—	16 (s)
Strategic	—	2	(2) (a)	—	—
Write-off of deferred IPO expenses	—	6	(6) (a)	—	—
Total operating expenses	13,826	601	—	292	14,719
Loss from operations	(8,586)	(73)	—	(292)	(8,951)
Other income (expense):
Interest expense	(81)	(116)	—	65 (q)	(132)
Gains (losses) on purchases or exchanges of debt	65	—	—	—	65
Other income (expense)	(4)	—	—	7 (f)	3
Total other expense	(20)	(116)	—	72	(64)
Loss before income taxes	(8,606)	(189)	—	(220)	(9,015)
Current income tax benefit	(9)	—	—	—	(9)
Deferred income tax benefit	(10)	—	—	(64) (i)	(74)
Income tax benefit	(19)	—	—	(64)	(83)
Net loss	(8,587)	(189)	—	(156)	(8,932)
Net loss attributable to noncontrolling interests	16	96	—	(96) (j)	16
Net loss attributable to Chesapeake	(8,571)	(93)	—	(252)	(8,916)
Preferred stock dividends	(22)	—	—	—	(22)
Net loss available to common stockholders	$(8,593)	$(93)	$—	$(252)	$(8,938)
Loss per common share:
Basic	$(87.77)				$(76.64)
Diluted	$(87.77)				$(76.64)
Weighted average common and common equivalent shares outstanding (in thousands):
Basic	97,907			18,720 (r)	116,627
Diluted	97,907			18,720 (r)	116,627

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Chesapeake and Vine, as well as the pro forma financial information included in Chesapeake’s Form 8-K filed on May 17, 2021 and Vine’s Final Prospectus filed pursuant to Rule 424(b)(4) filed on March 19, 2021, which give effect to Chesapeake’s emergence from bankruptcy and the Brix Companies Acquisition, respectively. Certain of Vine’s historical amounts have been reclassified to conform to Chesapeake’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the merger as if the merger had been completed on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, give effect to the merger as if the merger had been completed on January 1, 2020.
The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Chesapeake believes are reasonable; however, actual results may differ from those reflected in these statements. In Chesapeake’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed combined statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Chesapeake’s future financial position or results of operations. These unaudited pro forma condensed combined financial statements should be read in conjunction with the previously filed pro forma information, historical consolidated financial statements and related notes of Chesapeake and Vine for the periods presented.
2.
Unaudited Pro Forma Condensed Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2021 using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Chesapeake expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the merger.
The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:
•
changes in the estimated fair value of Vine’s assets acquired and liabilities assumed as of the date of the closing, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates and other factors;

•
the tax bases of Vine’s assets and liabilities as of the closing date of the merger; and

•
the factors described in the Form S-4 Registration Statement in the section entitled “Risk Factors”.

The preliminary fair value assessment of the assets acquired and liabilities assumed expected to be recorded is as follows:

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Preliminary Purchase Price Allocation
($ in millions)
Consideration:
Cash(a)	$253
Fair value of Chesapeake common stock issued(b)	1,232
Share-Based Replacement Awards	1
Total consideration	$1,486
Fair Value of Liabilities Assumed:
Current liabilities	$789
Long-term debt	1,021
Deferred tax liabilities	64
Other long-term liabilities	278
Amounts attributable to liabilities assumed	2,152
Fair Value of Assets Acquired:
Cash and cash equivalents	$90
Other current assets	166
Proved oil and natural gas properties	2,730
Unproved properties	617
Other property and equipment	13
Other long-term assets	22
Amounts attributable to assets acquired	3,638
Total identifiable net assets	$1,486

(a)
Based on 75,302,112 Vine common shares outstanding (including restricted stock awards) at $1.20 per share and repayment of second lien term loan of $163 million inclusive of a $13 million make whole premium.

(b)
Based on 18,720,103 shares of Chesapeake common stock at $65.79 per share (closing price as of November 1, 2021).

3.
Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined financial statements:
(a)
The following reclassifications conform Vine’s historical financial information to Chesapeake’s financial statement presentation:

Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
•
Reclassification of approximately $15 million between joint interest billing receivable and accounts receivable.

•
Reclassification of approximately $22 million between operating lease right-of-use assets and other long-term assets.

•
Reclassification of approximately $174 million, $64 million, and $14 million from accrued liabilities, revenue payable, and operating leases, respectively, to other current liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
•
Reclassification of approximately $145 million and $931 million from second lien credit facility and unsecured debt, respectively, to long-term debt, net.

•
Reclassification of approximately $8 million between operating leases and other long-term liabilities.

Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021
•
Reclassification of approximately $145 million and $698 million from realized loss on commodity derivatives and unrealized loss on commodity derivatives, respectively, to conform to Chesapeake’s presentation of oil and natural gas derivatives.

•
Reclassification of approximately $14 million of Vine’s incentive unit compensation to general and administrative expense.

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020
•
Reclassification of approximately $162 million and $205 million from realized gain on commodity derivatives and unrealized loss on commodity derivatives, respectively, to conform to Chesapeake’s presentation of oil and natural gas derivatives.

•
Reclassification of approximately $2 million and $6 million from strategic expenses and deferred IPO costs, respectively, to other operating expense.

(b)
Reflects the cash consideration of $1.20 for each share of Vine common stock. The cash consideration was funded through cash on hand.

(c)
Adjustment to show the repayment of Vine’s $150 million principal second lien credit facility inclusive of a $13 million make whole premium with cash on hand. Vine’s second lien credit facility agreement contains a change in control provision making it callable upon closing.

(d)
The allocation of the estimated fair value of consideration transferred (based on the closing price of Chesapeake common shares as of November 1, 2021 and $1.20 in cash for each share of Vine common stock) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•
$1.121 billion increase in Vine’s net book basis of proved oil and natural gas properties, consisting of a $591 million decrease in the gross book value of proved oil and natural gas properties and the elimination of $1.712 billion of historical accumulated depreciation to reflect the properties at fair value;

•
$527 million increase in Vine’s unproved oil and natural gas properties to reflect fair value;

•
$10 million adjustment to write-off corresponding historical deferred issuance costs related to the New RBL reflected in other long-term assets.

•
$1 million adjustment to recognize share-based replacement awards based on service prior to the business combination.

•
The following adjustments were made to reflect the pro forma changes to long-term debt, net:

•
$71 million to record Vine’s senior notes at fair value;

•
$19 million adjustment to write-off historical deferred issuance costs and discount.

(e)
Reflects the estimated non-recurring transaction costs of $45 million related to the merger, including underwriting, banking, legal and accounting fees that are not capitalized as part of the transaction.

(f)
Non-recurring adjustment to eliminate Vine’s liability under that certain Tax Receivable Agreement

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
dated March 17, 2021, by and among Vine and certain members of Holdings, which was terminated in the merger agreement and record a gain on the extinguishment of the liability. The termination of the liability to pay for certain tax benefits received does not materially change the amount of the tax benefits received. The tax benefits received primarily consist of a partial tax basis step-up, net operating losses and certain other attributes, each of which has been considered in determining the acquired deferred tax liability (see footnote (i)).
(g)
Reflects the elimination of Vine’s historical equity balances in accordance with the acquisition method of accounting.

(h)
Reflects the estimated increase in Chesapeake’s common stock and additional paid-in capital resulting from the issuance of Chesapeake common shares to Vine’s stockholders to effect the transaction as follows (in million, except share and per share amounts):

Shares of Chesapeake common stock issued	18,720,103
Closing price per share of Chesapeake common stock on November 1, 2021	$65.79
Total fair value of shares of Chesapeake common stock issued	$1,232
Increase in Chesapeake common stock ($0.01 par value per share) as of September 30, 2021	$—
Increase in Chesapeake additional paid-in capital as of September 30, 2021	$1,232

(i)
The preliminary purchase price allocation results in the acquisition of a $64 million net deferred tax liability.  This is primarily the result of the purchase price allocated to the acquired properties in excess of their acquired tax basis. A partial tax basis step-up is estimated to arise from the contemplated transaction steps and has reduced the deferred tax liability accordingly. Chesapeake’s acquisition of this deferred tax liability reduces the pro forma combined net deferred tax asset, and such reduction is fully offset by a corresponding reduction to valuation allowance. The reduction to valuation allowance will result in a deferred tax benefit to be recorded.

(j)
Adjustment to eliminate Vine’s noncontrolling interest due to the acquisition of 100% of Vine’s equity.

(k)
The Reorganization Adjustments include:

•
A reduction in interest expense as a result of the settlement of certain previously outstanding debt obligations through the issuance of equity in accordance with Chesapeake’s Fifth Amended Joint Chapter 11 Plan of Reorganization.

•
The elimination of reorganization items, net for the Historical Predecessor period from January 1, 2021 through February 9, 2021. This adjustment excludes the fresh start accounting adjustments described in (m).

(l)
Adjustment to depletion, depreciation and amortization expense to reflect the revaluation of Chesapeake’s property and equipment in accordance with fresh start accounting following Chesapeake’s emergence from bankruptcy on February 9, 2021.

(m)
Adjustment to eliminate the net gain on fresh start accounting adjustments in reorganization items, net for the Historical Predecessor period from January 1, 2021 through February 9, 2021.

(n)
Adjustment to remove the income tax effect associated with the fair value adjustment of hedging settlements from accumulated other comprehensive income in accordance with fresh start accounting following Chesapeake’s emergence from bankruptcy on February 9, 2021.

(o)
The Brix Companies Acquisition Adjustments give effect to the acquisition of the Brix Companies as if the acquisition had occurred on January 1, 2020.

(p)
Adjustment to reflect the change to depreciation, depletion and amortization resulting from the change in the basis of property and equipment.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(q)
Reflects approximately $33 million and $65 million in net decreases in interest expense for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, related to the repayment and retirement of Vine’s second lien credit facility and the fair value adjustment of the unsecured senior notes.

(r)
Reflects Chesapeake’s shares issued to Vine stockholders.

(s)
Reflects the accelerated vesting of share-based compensation related to employee termination upon close of the merger. The share-based compensation was vested at the exchange ratio of 0.2486 shares of Chesapeake common stock and $1.20 in cash for each share of Vine common stock .

4.
Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma condensed combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2020, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2020. The pro forma reserve information set forth below give effect to the merger as if the merger had been completed on January 1, 2020. The supplemental pro forma oil and natural gas reserves information have been prepared from Chesapeake’s previously filed historical reserve information included in its audited financial statements as of and for the year ended December 31, 2020 and Vine’s previously filed pro forma reserve information included in Vine’s Final Prospectus file pursuant to Rule 424(b)(4) dated March 19, 2021.
	Oil (mmbbls)
	Chesapeake Historical	Vine Pro Forma	Chesapeake Pro Forma Combined
As of December 31, 2019	358.0	—	358.0
Extensions, discoveries and other additions	1.1	—	1.1
Revisions of previous estimates	(148.2)	—	(148.2)
Production	(37.3)	—	(37.3)
Sale of reserves-in-place	(12.3)	—	(12.3)
Purchase of reserves-in-place	—	—	—
As of December 31, 2020	161.3	—	161.3
Proved developed reserves:
December 31, 2019	201.4	—	201.4
December 31, 2020	158.1	—	158.1
Proved undeveloped reserves:
December 31, 2019	156.6	—	156.6
December 31, 2020	3.2	—	3.2
	Natural Gas (bcf)
	Chesapeake Historical	Vine Pro Forma	Chesapeake Pro Forma Combined
As of December 31, 2019	6,566	2,862	9,428
Extensions, discoveries and other additions	100	815	915
Revisions of previous estimates	(2,326)	(1,135)	(3,461)
Production	(684)	(327)	(1,011)
Sale of reserves-in-place	(126)	—	(126)
Purchase of reserves-in-place	—	98	98
As of December 31, 2020	3,530	2,313	5,843

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
	Natural Gas (bcf)
	Chesapeake Historical	Vine Pro Forma	Chesapeake Pro Forma Combined
Proved developed reserves:
December 31, 2019	3,377	586	3,963
December 31, 2020	3,196	590	3,786
Proved undeveloped reserves:
December 31, 2019	3,189	2,276	5,465
December 31, 2020	334	1,723	2,057

	Natural Gas Liquids (mmbbls)
	Chesapeake Historical	Vine Pro Forma	Chesapeake Pro Forma Combined
As of December 31, 2019	120.0	—	120.0
Extensions, discoveries and other additions	0.4	—	0.4
Revisions of previous estimates	(50.6)	—	(50.6)
Production	(11.3)	—	(11.3)
Sale of reserves-in-place	(6.5)	—	(6.5)
Purchase of reserves-in-place	—	—	—
As of December 31, 2020	52.0	—	52.0
Proved developed reserves:
December 31, 2019	82.1	—	82.1
December 31, 2020	51.4	—	51.4
Proved undeveloped reserves:
December 31, 2019	37.9	—	37.9
December 31, 2020	0.6	—	0.6
	Total Reserves (mmboe)
	Chesapeake Historical	Vine Pro Forma	Chesapeake Pro Forma Combined
As of December 31, 2019	1,572	477	2,049
Extensions, discoveries and other additions	18	135	153
Revisions of previous estimates	(586)	(189)	(775)
Production	(163)	(54)	(217)
Sale of reserves-in-place	(39)	—	(39)
Purchase of reserves-in-place	—	16	16
As of December 31, 2020	802	385	1,187
Proved developed reserves:
December 31, 2019	846	98	944
December 31, 2020	742	98	840
Proved undeveloped reserves:
December 31, 2019	726	379	1,105
December 31, 2020	60	287	347
The pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves as of December 31, 2020 is as follows (in millions):

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
	As of December 31, 2020
	Chesapeake Historical	Vine Pro Forma	Chesapeake Pro Forma Combined
Future cash inflows	$8,247	$4,013	$12,260
Future production costs	(2,963)	(1,496)	(4,459)
Future development costs	(563)	(1,407)	(1,970)
Future income tax expense	(9)	(51)	(60)
Future net cash flows	4,712	1,059	5,771
Less effect of a 10% discount factor	(1,626)	(356)	(1,982)
Standardized measure of discounted future net cash flows	$3,086	$703	$3,789
The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2020 are as follows (in millions):
	As of December 31, 2020
	Chesapeake Historical	Vine Pro Forma	Chesapeake Pro Forma Combined
Standardized measure, beginning of period	$9,000	$1,288	$10,288
Sales of oil and natural gas produced, net of production costs and gathering, processing and transportation	(1,140)	(385)	(1,525)
Net changes in prices and production costs	(5,576)	(515)	(6,091)
Extensions and discoveries, net of production and development costs	71	—	71
Changes in estimated future development costs	1,933	58	1,991
Previously estimated development costs incurred during the period	665	246	911
Revisions of previous quantity estimates	(1,839)	(84)	(1,923)
Purchase of reserves-in-place	—	15	15
Sales of reserves-in-place	(112)	—	(112)
Accretion of discount	902	129	1,031
Net changes in income taxes	14	(37)	(23)
Changes in production rates and other	(832)	(12)	(844)
Standardized measure, end of period	$3,086	$703	$3,789

Part II
Information Not Required in Prospectus
Item 14.   Other Expenses of Issuance and Distribution.
Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby and payable by us. With the exception of the SEC registration fee, the amounts set forth below are estimates.
Amount
SEC registration fee		$78,087.91
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*
Estimated expenses are not presently known

Item 15.   Indemnification of Directors and Officers.
Oklahoma General Corporation Law
Section 1031 of the Oklahoma General Corporation Act (the “OGCA”) sets forth circumstances under which directors, officers, employees, and agents may be insured or indemnified against liability, which they may incur in their capacities. Under Section 1031, an Oklahoma corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was illegal. An Oklahoma corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred.
Certificate of Incorporation in Prospectus and Bylaws of the Company
The certificate of incorporation and bylaws of Chesapeake Energy Corporation (“Chesapeake”) provide that Chesapeake will indemnify and hold harmless, to the fullest extent permitted by the Oklahoma law, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of Chesapeake’s directors or officers or is or was serving at Chesapeake’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Chesapeake’s charter and bylaws further provide for the payment of expenses to each of its officers and directors.

Chesapeake’s charter provides that a director of Chesapeake shall not be personally liable to Chesapeake or its shareholders for damages for breach of fiduciary duty as a director, except for personal liability for: (a) acts or omissions by such director not in good faith or that involve intentional misconduct or a knowing violation of law; (b) the payment of dividends or the redemption or purchase of stock in violation of Section 1053 of the OGCA; (c) any breach of such director’s duty of loyalty to Chesapeake or its shareholders; or (d) any transaction from which such director derived an improper personal benefit.
If the OGCA is amended to authorize corporate action further limiting the liability of directors, then, in accordance with Chesapeake’s charter, the liability of Chesapeake’s directors to Chesapeake, in addition to the limitation on personal liability provided in Chesapeake’s charter, will be limited to the fullest extent authorized by the OGCA, as so amended. Any repeal or modification of provisions of Chesapeake’s charter limiting the liability of directors by Chesapeake’s shareholders will be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Chesapeake existing at the time of such repeal or modification.
D&O Insurance and Indemnification Agreements
Chesapeake also maintains a general liability insurance policy that covers certain liabilities of directors and officers of Chesapeake arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not Chesapeake would have the power to indemnify such person against such liability under the OGCA or the provisions of Chesapeake’s charter.
Chesapeake has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require Chesapeake to (a) indemnify these individuals to the fullest extent permitted under Oklahoma law against liabilities that may arise by reason of their service to Chesapeake and (b) advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. Each indemnity agreement is in substantially the form included as Exhibit 10.8 to the Chesapeake’s Current Report on Form 8-K filed with the SEC on February 9, 2021. The description of the indemnification agreements is qualified in its entirety by reference to the full text of the form of indemnity agreement, which is incorporated herein by reference.
Item 16.   Exhibits and Financial Statement Schedules.
(a) Exhibits.
Exhibit Index
Exhibit Number	Description
1.1#	Form of Underwriting Agreement.
2.1	Fifth Amended Joint Plan of Reorganization of Chesapeake Energy Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021).
2.2	Agreement and Plan of Merger, dated as of August 10, 2021, by and among Chesapeake Energy Corporation, Hannibal Merger Sub, Inc., Hannibal Merger Sub, LLC, Vine Energy Inc. and Vine Energy Holdings LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2021).
4.1	Description of Securities (incorporated by reference to the Company’s Registration Statement on Form 8-A filed with the SEC on February 9, 2021).
5.1	Opinion of Derrick & Briggs, LLP (as filed with the SEC on November 5, 2021).
10.1	Registration Rights Agreement, dated as of August 10, 2021, by and among Chesapeake Energy Corporation, Brix Investment LLC, Brix Investment II LLC, Harvest Investment LLC, Harvest Investment II LLC, Vine Investment LLC and Vine Investment II LLC (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 11, 2021).

Exhibit Number	Description
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Deloitte & Touche LLP with respect to Vine Energy Inc.’s financial statements.
23.3*	Consent of Deloitte & Touche LLP with respect to Vine Oil & Gas LP’s financial statements.
23.4*	Consent of Deloitte & Touche LLP with respect to Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP’s financial statements.
23.5	Consent of LaRoche Petroleum Consultants, Ltd (as filed with the SEC on November 5, 2021).
23.6	Consent of W.D. Von Gonten & Co. with respect to Vine Oil & Gas LP’s, Brix Oil & Gas Holdings LP’s and Harvest Royalties Holdings LP’s reserve reports (as filed with the SEC on November 5, 2021).
23.7	Consent of Derrick & Briggs, LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page) (as filed with the SEC on November 5, 2021).

*
Filed herewith.

#
To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(a)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)   each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
(e)   that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;
(iii)   the portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and
(iv)   any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 23, 2021.
Chesapeake Energy Corporation
By:	/s/ Domenic J. Dell’Osso, Jr.
Name:	Domenic J. Dell’Osso, Jr.
Title:	President, Chief Executive Officer and Chief Financial Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below as of November 23, 2021.
Signature	Title
* Michael Wichterich	Executive Chairman of the Board
/s/ Domenic J. Dell’Osso, Jr. Domenic J. Dell’Osso, Jr.	President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
* Timothy S. Duncan	Director
* Benjamin C. Duster, IV	Director
* Sarah Emerson	Director
* Matthew M. Gallagher	Director
* Brian Steck	Director
*By: /s/ Domenic J. Dell’Osso, Jr. Domenic J. Dell’Osso, Jr. Attorney-in-Fact